Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

QUIET HOLDINGS, LLC,

as Seller,

QUIET GLOBAL HOLDINGS, LLC,

as QGH,

QUIET LOGISTICS, INC.,

as the Company,

THE ORIGINAL REAL CO.,

as Buyer,

and, solely for purposes of Section 11.15,

AMERICAN EAGLE OUTFITTERS, INC.,

as Buyer Parent

dated as of

November 1, 2021

i

ii

EXHIBITS AND SCHEDULES

Exhibit A – Accounting Principles
Exhibit B – RWI Policy
Exhibit C – Form of Non-Competition Agreement
Exhibit D – Form of Broker Parcel Services Agreement Amendment
Exhibit E – Participation Interest Key Terms

Schedule A – Continuing Service Providers

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2021, is entered into by and among Quiet Holdings, LLC, a Delaware limited liability company (“Seller”), Quiet Global Holdings, LLC, a Delaware limited liability company (“QGH”, and together with Seller, the “Seller Parties”), Quiet Logistics, Inc., a Delaware corporation (the “Company”), The Original Real Co., a Delaware corporation (“Buyer”) and, solely for purposes of Section 11.15, American Eagle Outfitters, Inc., a Delaware corporation (“Buyer Parent”). As used in this Agreement, the term “Parties” means the Company, the Seller Parties and Buyer.

RECITALS

WHEREAS, (i) Seller owns 100% of the issued and outstanding shares of Preferred Stock and 100% of the issued and outstanding shares of Common Stock (collectively, the “QL Shares”); and (ii) QGH owns 100% of the issued and outstanding equity interests in Quiet Strategic Investments, LLC, a Delaware limited liability company (“Holding Sub”, and such interests, the “Holding Sub Interests”), whose sole assets consist of (a) 4,816,955 shares of Series B Preferred Stock of AH (the “AH Shares”); and (b) 756,880 shares of Series C Preferred Stock of Locus (the “Locus Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer to enter into this Agreement, each of the Persons listed on Schedule A hereto (each, a “Continuing Service Provider”) has entered into a continuing services arrangement with Buyer or the Company as identified on Schedule A, in each case to be effective as of the Closing (collectively, the “Continuing Service Provider Agreements”); and

WHEREAS, the Seller Parties wish to transfer, convey, sell and assign to Buyer, and Buyer wishes to purchase and acquire from the Seller Parties, the QL Shares and, in accordance with Section 6.12, the Buyer Holding Sub Interests (as defined herein) (collectively, the “Equity Interests”), subject to the terms and conditions set forth herein (such transaction, the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means the methods, policies, practices, procedures and line items specified in Exhibit A.

“Acquisition Proposal” has the meaning set forth in Section 6.15

“Action” means any action (whether civil, criminal, administrative or otherwise), suit, demand, claim (including any counterclaim), complaint, litigation, investigation, review, audit, proceeding, arbitration, hearing or other similar dispute or matter commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the preamble.

“AH” means Axlehire, Inc., a Delaware corporation.

“AH Shares” has the meaning set forth in the recitals.

“AH Shares Amount” has the meaning set forth in Section 2.02.

“AH Stockholder Agreements” means (a) the Amended and Restated Investors’ Rights Agreement of AH, dated as of September 29, 2020, by and among AH and the Investors (as defined in such agreement); (b) the Amended and Restated Right of First Refusal and Co-Sale Agreement of AH, dated as of September 29, 2020, by and among AH, the Investors (as defined in such agreement) and the Key Holders (as defined in such agreement); and (c) the Amended and Restated Voting Agreement of AH, dated as of September 29, 2020, by and among AH, the Investors (as defined in such agreement) and the Key Holders (as defined in such agreement), as amended by the First Amendment to the Amended and Restated Voting Agreement of AH, dated as of November 13, 2020, by and among AH, the Investors (as defined in such agreement) and the Key Holders (as defined in such agreement).

“AH Warrants” has the meaning set forth Section 2.02.

“AH-Locus MAE” means any event, occurrence, fact, development, effect, condition or change that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business operations or results of operations of or with respect to (x) AH or the value of the AH Shares and the AH Warrants, taken together, or (y) Locus or the Locus Shares; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether an AH-Locus MAE has occurred or would reasonably be expected to occur: (a) general economic or political conditions; (b) conditions generally affecting the industries in which AH or Locus operates; (c) any changes in financial, banking or securities markets in general; (d) any event, occurrence, fact, development, effect, condition or change resulting from acts of war, sabotage, terrorism, military actions or the escalation of any of the foregoing, any weather or natural disaster, or any pandemic (including COVID-19), outbreak of illness or other public health event or any other force majeure event; (e) any loss of, or adverse event, occurrence, fact, development, effect, condition or change in or with respect to, the relationship of AH or Locus, contractual or otherwise, with any customers, employees, labor unions or similar organizations, suppliers, distributors, financing sources, partners or similar relationships or any resulting event, occurrence, fact, development, effect, condition or change caused by the entry into, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates in violation of this Agreement (provided that this clause (e) shall not apply to (I) any representation or warranty set forth in Section 4.03(b) or (II) the covenants, agreements and obligations set forth in Section 6.01); (f) any changes after the date hereof in GAAP or in the interpretations thereof; (g) any changes after the date hereof in any applicable Law (including any governmental or quasi-governmental action, including COVID-19 Measures, taken in connection with any virus, pandemic (including COVID-19), epidemic or disease or similar event, including any material worsening of such conditions) or in the interpretation or enforcement thereof; (h) any failure by AH or Locus to meet any internal or public projections or forecasts or estimates of revenues or earnings (provided that any event, occurrence, fact, development, effect, condition or change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a AH-Locus MAE has occurred or would reasonably be expected to occur); or (i) any adverse event, occurrence, facts, development, effect, condition or change occurring as a result of any actions taken or not taken by Buyer Parent or any of its Affiliates as direct or indirect customers of AH or Locus; provided, further that, with respect to clauses (a), (b), (c), (d), (f) and (g) of this definition, such events, occurrences, facts, developments, effects, conditions or changes shall be taken into account in determining whether an “AH-Locus MAE” has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects AH or Locus, as applicable, relative to similarly situated businesses in the United States in the industry in which AH or Locus, as applicable, has operations (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent not otherwise excluded by this definition).

“Applicable Date” has the meaning set forth in Section 3.23.

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Balance Sheet” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.01.

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“BPSA Amendment” has the meaning set forth in Section 2.03(b)(v).

“Broker Parcel Services Agreement” means that certain Broker Parcel Services Agreement, dated as of November 13, 2020, by and between the Company and AH.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in New York, New York or Pittsburgh, Pennsylvania are authorized or required by Law to be closed for the conduct of regular banking business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Holding Sub Interests” has the meaning set forth in Section 6.12.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.03.

“Buyer Parent” has the meaning set forth in the preamble.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other applicable Law (including the Consolidated Appropriations Act, 2021) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Cash” means, with respect to the Company as of a particular time, all cash and cash equivalents (including checks, drafts and other similar instruments that have been received by, but not deposited into the bank accounts of, the Company) that would be reflected as cash and cash equivalents on a balance sheet prepared in accordance with the Accounting Principles; provided that Cash (i) shall exclude (without duplication) (a) any and all checks, drafts and other similar instruments issued and outstanding by the Company but uncleared as of such time, (b) Restricted Cash (other than as set forth in clause (ii) below) and (c) any short-term investments, marketable securities and cryptocurrencies, (ii) shall include lease security deposits of the Company in an amount not to exceed $750,000 and uncollected credit card receivables that are reasonably expected to be collected within five (5) Business Days as of such time and (iii) to the extent the Company or Seller obtains the D&O Insurance prior to the Closing Date pursuant to Section 6.10(c), shall be increased by the amount that is fifty percent (50%) of the total costs actually incurred by the Company prior to the Closing to obtain the D&O Insurance; provided further that “Cash” shall not be taken into account in “current assets” included in the calculation of Closing Working Capital.

“Claim Notice” has the meaning set forth in Section 10.05(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Indebtedness” has the meaning set forth in Section 2.02.

“Closing Statement” has the meaning set forth in Section 2.04(b).

“Closing Working Capital” means the Company’s current assets (which, for the avoidance of doubt, shall include all accounts receivable related to Buyer Parent and its Affiliates and shall exclude any other accounts receivable aged more than ninety (90) days) less the Company’s current liabilities, in each case determined as of immediately prior to the Closing and in accordance with the Accounting Principles; provided, that Closing Working Capital shall not take into account any Indebtedness, Cash and Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.02(a).

“Common Stock” means the common stock of the Company, $0.001 par value per share.

“Company” has the meaning set forth in the preamble.

“Company IP” means the Intellectual Property that is owned by the Company.

“Company IP Registrations” means all Company IP that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or Internet domain name registrar in any jurisdiction.

“Company Leases” has the meaning set forth in Section 3.10(a).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Continuing Service Provider” has the meaning set forth in the recitals.

“Continuing Service Provider Agreements” has the meaning set forth in the recitals.

“Contracts” means all written or oral binding agreements, leases, mortgages, licenses, instruments, notes, indentures and other binding obligations.

“Covered Losses” means any and all losses, liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Governmental Order relating to any Action), penalties and reasonable and documented out-of-pocket attorneys’ and accountants’ fees and disbursements.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social or physical distancing, mask mandate, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group, nationally or internationally recognized organization or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act and American Rescue Plan Act of 2021.

“Data Room” means the online data room hosted by Intralinks and maintained by the Seller Parties in connection with the transactions contemplated by this Agreement.

“Data Security Requirements” means all of the applicable Laws, privacy policies and terms of any Contract to which the Company is bound, in each case, to the extent relating to data privacy or information security or to the collection, use, processing, storage, transmission, disposition or security of personally identifiable information.

“Designated Person” has the meaning set forth in Section 11.12(a).

“Determination Date” has the meaning set forth in Section 2.04(c)(vi).

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“D&O Insurance” has the meaning set forth in Section 6.10(c).

“Encumbrance” means any charge, pledge, lien, security interest or mortgage, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws or under the AH Stockholder Agreements or the Locus Stockholder Agreements.

“End Date” has the meaning set forth in Section 9.01(b)(i).

“Environmental Claim” means any (a) Action, request for material information, Encumbrance or judgment asserted by any Governmental Authority or third party arising out of or related to any Environmental Law or (b) any other written communication by any Governmental Authority or third party, in either case, alleging or asserting liability based on or resulting from the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by the Company.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety as it relates to Hazardous Materials exposure, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and those portions of the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. that relate to Hazardous Materials.

“Equity Interests” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Cash” has the meaning set forth in Section 2.04(a)(i)(B).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i)(A).

“Estimated Indebtedness” has the meaning set forth in Section 2.04(a)(i)(D).

“Estimated Purchase Price” has the meaning set forth in Section 2.04(a)(i)E).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.04(a)(i)(C).

“Estimated Working Capital Adjustment” means the amount, which may be a positive or negative number, equal to the Estimated Closing Working Capital minus the Target Working Capital.

“Evercore” has the meaning set forth in Section 3.20.

“Excluded Taxes” means (i) any Taxes of the Company for any Pre-Closing Tax Period, (ii) any Taxes of the Seller Parties or any of their Affiliates (other than the Company) for any period, (iii) any Taxes of any other Person for which Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract (excluding any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes) or otherwise, in each case, as a result of a relationship or arrangement in existence prior to the Closing Date, and (iv) Taxes agreed to be borne by Seller or QGH under Section 7.01(a).

“Existing Representation” has the meaning set forth in Section 11.12(a).

“Final Closing Statement” has the meaning set forth in Section 2.04(c)(vi).

“Final Determination” has the meaning set forth in Section 10.07.

“Financial Statements” has the meaning set forth in Section 3.06.

“Forgiveness Deadline Date” has the meaning set forth in Section 6.13(b).

“Forgiven Amount” has the meaning set forth in Section 6.13(c).

“Fraud” means actual common law fraud, which, for the avoidance of doubt, does not include constructive or negligent fraud.

“Funds Flow Memorandum” means a memorandum, delivered by Seller to Buyer, no later than five (5) Business Days prior to the Closing, setting forth the payment amounts and wire transfer information for all accounts into which any closing payments are to be made by Buyer pursuant to Section 2.03(a) (including a list and brief description of the Transaction Expenses).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state or local government, whether foreign or domestic, or the government of any political subdivision thereof, or any entity, authority, agency or other instrumentality exercising executive, legislative, judicial or administrative authority or functions of or pertaining to government (including any quasi-governmental entity established to perform any of such functions), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 11.15.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hazelwood Loan” means the Economic Development and New Employment Training and Opportunities Loan Agreement, dated as of April 19, 2017, by and between the City of Hazelwood, Missouri and the Company.

“Hazelwood Loan Consent” means the written consent of the City (as defined in the Hazelwood Loan) to the consummation of the Transaction, in form and substance reasonably satisfactory to the Company and Buyer.

“Holding Sub” has the meaning set forth in the recitals.

“Holding Sub Amount” has the meaning set forth in Section 2.02.

“Holding Sub Interests” has the meaning set forth in the recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means as of a particular time, without duplication and with respect to the Company, all (a) obligations for borrowed money; (b) obligations evidenced by any note, bond, debenture or similar instruments; (c) any deferred purchase price of property or services; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement or other derivative instrument; (e) capital lease obligations and financing lease obligations, but excluding any such obligations the payments with respect to which are fully reflected in the statement of operations of the Company; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any accounts payable of the Company aged over 120 days; (h)(I) guarantees (or similar arrangements) made by the Company on behalf of any other Persons in respect of obligations of the kind referred to in the foregoing clauses (a) through (g) and (II) all obligations of any Person (other than the Company) of the type described in the foregoing clauses (a) through (h)(I) secured by any assets of the Company; (i) any accrued unpaid bonuses or commissions payable by the Company to officers or employees of the Company or its Affiliates; (j) all customer deposit balances; (k) any unpaid severance payments or similar obligations arising out of the consummation of the Transaction with respect to the Company Employees listed on Section 1.1 of the Seller Disclosure Schedules and (l) Taxes of the Company, including any Taxes deferred pursuant to the CARES Act (or for which the Company may be liable or may be required to make a payment in respect of another Person, including Taxes withheld and paid under Section 1446 of the Code) imposed in respect of the Pre-Closing Tax Period, which Taxes are unpaid as of the Closing Date but that are or will be payable (for the avoidance of doubt, determined under applicable Tax Law) (excluding, for the avoidance of doubt, any deferred Tax liabilities and deferred Tax assets in accordance with GAAP); provided, that “Indebtedness” shall not be taken into account in (x) “current liabilities” included in the calculation of Closing Working Capital or (y) Restricted Cash.

“Indemnified Parties” has the meaning set forth in Section 10.04.

“Indemnified Party” has the meaning set forth in Section 10.05(a).

“Indemnifying Party” has the meaning set forth in Section 10.05(a).

“Indemnitees” has the meaning set forth in Section 6.10(a).

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.13(a).

“Integration Plan” has the meaning set forth in Section 6.02(d).

“Integration Planning Committee” has the meaning set forth in Section 6.02(d).

“Intellectual Property” means all intellectual property rights arising under the Laws of any applicable jurisdiction throughout the world, whether registered or unregistered, including in or with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including any copyrights and registrations, applications for registration and renewals of such copyrights and any other equivalent rights in works of authorship; (d) inventions, trade secrets, databases, data collections and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights or similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IT Systems” means the hardware, software, communications networks, voice and data switches and routers, microprocessors and firmware and other information technology equipment that are owned or used by the Company.

“Knowledge of the Company” or “the Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Gene Gorab, Robert Waldvogel, Kate Klemmer Terry and Brian Lemerise, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Locus” means Locus Robotics Corp., a Delaware corporation.

“Locus Shares” has the meaning set forth in the recitals.

“Locus Shares Amount” has the meaning set forth in Section 2.02.

“Locus Stockholder Agreements” means: (a) the Fourth Amended and Restated Investors’ Rights Agreement of Locus, dated as of February 5, 2021, by and among Locus and the Investors (as defined in such agreement); (b) the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement of Locus, dated as of February 5, 2021, by and among Locus, the Investors (as defined in such agreement) and the Key Holders (as defined in such agreement); and (c) the Fourth Amended and Restated Voting Agreement of Locus, dated as of February 5, 2021, by and among Locus, the Investors (as defined in such agreement) and the Key Holders (as defined in such agreement).

“Material Adverse Effect” means any event, occurrence, fact, development, effect, condition or change that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business operations or results of operations of the Company; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general; (d) any event, occurrence, fact, development, effect, condition or change resulting from acts of war, sabotage, terrorism, military actions or the escalation of any of the foregoing, any weather or natural disaster, or any pandemic (including COVID-19), outbreak of illness or other public health event or any other force majeure event; (e) any loss of, or adverse event, occurrence, fact, development, effect, condition or change in or with respect to, the relationship of the Company, contractual or otherwise, with any customers, employees, labor unions or similar organizations, suppliers, distributors, financing sources, partners or similar relationships or any resulting event, occurrence, fact, development, effect, condition or change caused by the entry into, announcement, pendency or performance of this Agreement and the transactions contemplated by this Agreement or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Buyer or any of its Affiliates (provided that this clause (e) shall not apply to (I) any representation or warranty set forth in Section 3.05(b) or (II) the covenants, agreements and obligations set forth in Section 6.01)); (f) any adverse event, occurrence, fact, development, effect, condition or change in or with respect to AH or Locus or the value of the AH Shares (or AH Warrants) or the Locus Shares; (g) any changes after the date hereof in GAAP or in the interpretations thereof; (h) any changes after the date hereof in any applicable Law (including any governmental or quasi-governmental action, including COVID-19 Measures, taken in connection with any virus, pandemic (including COVID-19), epidemic or disease or similar events, including any material worsening of such conditions) or in the interpretation or enforcement thereof; (i) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings (provided that any event, occurrence, fact, development, effect, condition or change (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (j) any actions taken or not taken by the Company with Buyer’s prior written consent or otherwise expressly required or expressly permitted under this Agreement (provided that this clause (j) shall not apply to written consent of Buyer provided pursuant to Section 6.01); or (k) any adverse event, occurrence, fact, development, effect, condition or change occurring as a result of any actions taken or not taken by Buyer Parent or any of its Affiliates as direct or indirect customers of the Company; provided, further that, with respect to clauses (a), (b), (c), (d), (g) and (h) of this definition, such events, occurrences, facts, developments, effects, conditions or changes shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Company relative to similarly situated businesses in the United States in the industry in which the Company has operations (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent not otherwise excluded by this definition).

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.12(a).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

“Multiemployer Plan” has the meaning set forth in Section 3.17(c).

“Non-Competition Agreement” means the non-competition agreement in the form attached as Exhibit C hereto.

“Nonparty” has the meaning set forth in Section 10.09.

“Operating Plan” has the meaning set forth in Section 6.01.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, operating agreement or such other organizational documents of such Person.

“Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, orders, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means the following:

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent;

(iii) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property;

(iv) easements, rights of way, zoning ordinances, covenants, rights-of-way, rights of reentry, encroachments, minor imperfections and other similar Encumbrances affecting the Leased Real Property, which do not materially impair the operations of the Company at such Leased Real Property; or

(v) other than with respect to the Leased Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(c)(vii).

“Post-Closing Matter” has the meaning set forth in Section 11.12(a).

“Post-Closing Representation” has the meaning set forth in Section 11.12(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“PPP Lender Consent” means the consent of the PPP Loan Lender (and, if required by the PPP Loan Lender or applicable Laws or guidance, the Small Business Administration or any other applicable Governmental Authority) to the transactions contemplated by this Agreement.

“PPP Loan” means the U.S. Small Business Administration Paycheck Protection Program Note, dated April 28, 2020, by and between the Company and the PPP Loan Lender.

“PPP Loan Amount” means the amount outstanding of the PPP Loan as of the Closing Date.

“PPP Loan Documents” has the meaning set forth in Section 3.23(a).

“PPP Loan Escrow Account” has the meaning set forth in Section 6.13(b)(ii).

“PPP Loan Escrow Agreement” has the meaning set forth in Section 6.13(b)(ii).

“PPP Loan Escrow Funding” has the meaning set forth in Section 6.13(b)(ii).

“PPP Loan Lender” means CIBC Bank USA.

“PPP Note” means that certain Note, dated as of April 28, 2020, made by the Company in favor of the PPP Loan Lender in the original principal amount of $6,925,600.

“Pre-Closing Designated Persons” has the meaning set forth in Section 11.12(b).

“Pre-Closing Privileges” has the meaning set forth in Section 11.12(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Preferred Stock” means the preferred stock of the Company, $0.001 par value per share.

“Prior Company Counsel” has the meaning set forth in Section 11.12(a).

“Privileged Materials” has the meaning set forth in Section 11.12(c).

“Purchase Price” has the meaning set forth in Section 2.02.

“QGH” has the meaning set forth in the preamble.

“QL Shares” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

“Records” has the meaning set forth in Section 6.02(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any of the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Cash” means, with respect to any Person as of any particular date, cash or cash equivalents that (i) are required to be held as cash or cash equivalents by such Person as of such date, (ii) such Person is otherwise restricted from dividending or distributing to its stockholders or other equity interest holders as of such date, in each case pursuant to applicable Law or Contract or (iii) are located in reserve, escrow or custodial accounts or otherwise subject to legal or contractual restrictions that limit the ability to freely transfer such cash (excluding, to the extent the Hazelwood Loan Consent has been obtained, any such cash or cash equivalents held with respect to outstanding obligations under the Hazelwood Loan); provided further that, for the avoidance of doubt, “Restricted Cash” shall include deferred revenue of the Company and advance payments to the Company from customers.

“Returns” means, with respect to the AH Shares or Locus Shares, any dividends or other distributions (whether in the form of cash, stock, interest, return of capital, repayment of principal or otherwise), and any proceeds from a direct or indirect sale, transfer or other disposition of the AH Shares or Locus Shares, any sale of AH or Locus or any other extraordinary corporate transaction involving AH or Locus, in any such case, including with respect to such shares as they may be changed into a different number or class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or otherwise.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“RWI Policy” means that certain QBE Management Liability and Professional Liability Policy — Insurance Policy Number 140000356 purchased by Buyer to insure itself against breaches by the Seller Parties of their representations and warranties set forth in this Agreement, a copy of which is attached as Exhibit B hereto and which is or will be bound as of the date of this Agreement.

“Security Incident” has the meaning set forth in Section 3.22(b).

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the disclosure schedules delivered by the Seller Parties and the Company concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 [Organization and Authority of Seller], Section 3.02(a) and (b) [Organization, Authority and Qualification of the Company], Section 3.03 [Capitalization of the Company], Section 3.04 [Subsidiaries], Section 3.20 [No Brokers], Section 4.01(a) [Organization and Authority of QGH] and Section 4.02 [Ownership of Holding Sub Interests, AH Shares and Locus Shares].

“Seller Indemnified Parties” has the meaning set forth in Section 10.04.

“Seller Parties” has the meaning set forth in the preamble.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, Taxes for a Straddle Period that relate to the Post-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period minus the Taxes allocated to the Pre-Closing Tax Period.

“Target Working Capital” means $500,000.00.

“Taxes” means all federal, state, local, foreign and other income, sales, use, withholding, payroll, employment and unemployment taxes, together with any interest, additions or penalties with respect thereto.

“Tax Contest” has the meaning set forth in Section 7.03.

“Tax Return” means any return, declaration, report, claim for refund or information return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Tax Representations” has the meaning set forth in Section 10.01.

“Termination Notice Period” has the meaning set forth in Section 9.01(e).

“Third Party Claim” has the meaning set forth in Section 10.05(b).

“Transaction” has the meaning set forth in the recitals

“Transaction Documents” means this (i) Agreement, (ii) the PPP Loan Escrow Agreement (to the extent the PPP Lender Consent is obtained prior to the Closing) and (iii) each of the Non-Competition Agreements to be executed by NextChain Holdings, LLC and RREF II NextChain, LLC, respectively.

“Transaction Expenses” means (i) all legal, accounting, financial advisory and other professional fees and expenses incurred by the Company or any Seller Party (to the extent payable by the Company) in connection with the negotiation or consummation of the transactions contemplated by this Agreement (including any brokerage, finder’s or other fee or commission or other liabilities incurred in connection with the Company’s engagement of Evercore) that remain unpaid as of the Closing and (ii) all change in control, transaction or retention bonuses that vest or become payable solely upon or as a result of the consummation of the transactions contemplated by this Agreement that remain unpaid as of the Closing.

“TTM Period” has the meaning set forth in Section 3.12(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06(a).

“Waived Benefit” has the meaning set forth in Section 6.09.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Seller shall transfer, convey, sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, all QL Shares held by Seller and (b) subject to Section 2.03(c) and in accordance with Section 6.12, QGH shall cause Holding Sub to issue to Buyer, and Buyer shall acquire, the Buyer Holding Sub Interests, in each case free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price(a) . The aggregate purchase price for the Equity Interests (the “Purchase Price”) shall, subject to the adjustments contemplated by Section 2.04, be Three Hundred Fifty Million Dollars ($350,000,000.00), plus, to the extent any Cash is held by the Company as of immediately prior to the Closing, the amount of such Cash (the “Closing Cash”), minus all Transaction Expenses, minus all Indebtedness of the Company as of immediately prior to the Closing (which shall (i) include the outstanding principal amount of, and any accrued and unpaid interest on, and other payment obligations of the Company in respect of such Indebtedness (including any prepayment premiums, breakage costs, fees and expenses (including reasonable and documented attorneys’ fees and disbursements) that become due and payable as a result of prepayment on such date or the consummation of the transactions contemplated hereby and (ii) if the Hazelwood Loan Consent has been obtained prior to the Closing Date, exclude the balance as of immediately prior to the Closing of the Hazelwood Loan) (the “Closing Indebtedness”), plus any Estimated Working Capital Adjustment (which may be a negative number), minus Six Hundred Forty-Three Thousand and Ten Dollars ($643,010), which is equal to fifty percent (50%) of all premiums, together with all taxes, underwriting fees and other costs and expenses, payable in connection with the RWI Policy. The Purchase Price shall be allocated as follows: (a) subject to Section 2.03(c), Fifty Million Dollars ($50,000,000) to the Buyer Holding Sub Interests (the “Holding Sub Amount”), of which (x) Twenty Five Million Dollars ($25,000,000) shall be allocated to the AH Shares and the rights under the Broker Parcel Services Agreement to that certain warrant to be issued, on the terms and subject to the conditions set forth in the Broker Parcel Services Agreement, to purchase up to 2,946,159 shares of AH’s common stock at an exercise price equal to $0.8304 per share (the “AH Warrants”) (such amount, the “AH Shares Amount”) and (y) Twenty Five Million Dollars ($25,000,000) shall be allocated to the Locus Shares (“Locus Shares Amount”), and (b) the balance to the QL Shares.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver such amounts to such Persons as necessary to satisfy all of the Company’s Indebtedness for borrowed money (which shall include the outstanding principal amount of, and any accrued and unpaid interest on, and other payment obligations of the Company in respect of such Indebtedness (including any prepayment premiums, breakage costs, fees and expenses (including reasonable and documented attorneys’ fees and disbursements) that become due and payable as a result of prepayment on such date or the consummation of the transactions contemplated hereby) other than (A) if the Hazelwood Loan Consent has been obtained prior to the Closing Date, the outstanding balance relating to the Hazelwood Loan and (B) the PPP Loan, if the PPP Lender Consent has been obtained as of such time, in each case as indicated in the Funds Flow Memorandum;

(ii) if the PPP Lender Consent has been obtained as of such time, (A) deliver a fully executed copy of the PPP Loan Escrow Agreement and (B) pay into the PPP Loan Escrow Account the PPP Loan Escrow Funding to be held by the PPP Loan Lender in accordance with the PPP Loan Escrow Agreement;

(iii) deliver to Seller an amount equal to the Estimated Purchase Price minus the Holding Sub Amount, by wire transfer of immediately available funds to the account specified in the Funds Flow Memorandum;

(iv) subject to Section 2.03(c), deliver to QGH the Holding Sub Amount, by wire transfer of immediately available funds to the account specified in the Funds Flow Memorandum;

(v) deliver payment of all Transaction Expenses as reflected in the Funds Flow Memorandum to the Persons indicated therein (and, for the avoidance of doubt, Buyer may rely upon the accuracy and correctness of any instructions to make such payments as set forth in the Funds Flow Memorandum); and

(vi) deliver to Seller evidence of the purchase by Buyer of the RWI Policy, together with evidence of the payment of the premium for the RWI Policy.

(b) At the Closing, the Seller Parties shall deliver to Buyer:

(i) subject to Section 2.03(c), duly executed instruments effecting the transfer of the Equity Interests to Buyer in customary form;

(ii) written resignations of the directors and officers (to the extent such officers are not employees of the Company) of the Company and Holding Sub as requested by Buyer pursuant to Section 6.05;

(iii) with respect to each Seller Party, a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller Party is not a foreign person within the meaning of Section 1445 of the Code; and

(iv) (A) a counterpart to the Non-Competition Agreement executed by NextChain Holdings, LLC and (B) a counterpart to the Non-Competition Agreement executed by RREF II NextChain, LLC, each substantially in the form attached as Exhibit C hereto.

(v) subject to Section 2.03(c) and Section 2.03(d), evidence of the amendment to the Broker Parcel Services Agreement in respect of the AH Warrants, in the form attached as Exhibit D hereto and executed by the Company and AH on or prior to the date of this Agreement (the “BPSA Amendment”), being in full force and effect as of the Closing.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that an AH-Locus MAE has occurred and is continuing prior to the Closing, Buyer’s sole right and remedy under this Agreement shall be the following:

(i) if an AH-Locus MAE has occurred and is continuing prior to the Closing with respect to solely the AH Shares (taken together with the AH Warrants) or solely the Locus Shares, Buyer may elect to exclude (A) both the AH Shares and AH Warrants or (B) the Locus Shares, as applicable, from the transactions to be effected at the Closing (in which case, subject to Section 2.03(d), (x) QGH shall cause Holding Sub to transfer the AH Shares or the Locus Shares, as applicable, to an Affiliate of Holding Sub prior to the Closing at its sole cost and expense and without any liability in connection therewith to Holding Sub or any of its Affiliates following the Closing (including Buyer and its Affiliates) and (y) in the case of an AH-Locus MAE with respect to the AH Shares, the BPSA Amendment shall not be effective and shall be null and void as of the Closing and accordingly, Section 2.03(b)(v) shall be of no force and effect, by providing to Seller written notice of such election prior to the anticipated Closing Date, in which case the Purchase Price shall be reduced by the AH Shares Amount or Locus Shares Amount, as applicable; or

(ii) if an AH-Locus MAE has occurred and is continuing prior to the Closing with respect to both the AH Shares and the Locus Shares, Buyer may elect to (A) exclude the acquisition of the Buyer Holding Sub Interests from the transactions to be effected at the Closing, and the BPSA Amendment shall not be effective and shall be null and void as of the Closing, by providing to Seller written notice of such election prior to the anticipated Closing Date, in which case the Purchase Price shall be reduced by the Holding Sub Amount and Section 2.03(b)(v) shall be of no force and effect, or (B) terminate this Agreement pursuant to Section 9.01(e).

For the avoidance of doubt, the occurrence of an AH-Locus MAE or the taking of any actions as permitted or required under this Section 2.03(c) shall not constitute a breach of this Agreement, and, subject to the right to terminate this Agreement pursuant to Section 9.01(e), the absence of an AH-Locus MAE shall not be a condition to the completion of the purchase and sale of the QL Shares subject to the terms and conditions of this Agreement.

(d) In the event Buyer exercises the remedy contemplated by Section 2.03(c)(i) within five (5) Business Days of the anticipated Closing Date, the Seller Parties and Holding Sub shall as promptly as practicable transfer the adversely affected AH Shares or Locus Shares, as applicable, from Holding Sub to another Subsidiary or Affiliate of the Seller Parties, without any liability in connection therewith to Buyer or any of its Affiliates (including, following the Closing, Holding Sub). Buyer acknowledges and agrees that the transfer described in the immediately preceding sentence may not be completed prior to the Closing, in which case (i) the Buyer Holding Sub Interests shall not be transferred to Buyer at the Closing (nor shall the Holding Sub Amount be paid at the Closing) and such failure to so transfer the Buyer Holding Sub Interests and pay the Holding Sub Amount at the Closing shall not constitute a breach of this Agreement or a failure to satisfy any condition to the completion of the purchase and sale of the QL Shares subject to the terms and conditions of this Agreement; (ii) in the case of an AH-Locus MAE with respect to the AH Shares, the BPSA Amendment shall not be effective and shall be null and void as of the Closing and Section 2.03(b)(v) shall be of no force and effect; and (iii) the Buyer Holding Sub Interests shall be transferred, conveyed, sold and assigned to Buyer following the Closing promptly after the completion of such transfer of the adversely affected AH Shares or Locus Shares, as applicable, to another Subsidiary or Affiliate of the Seller Parties, and the AH Shares Amount or Locus Shares Amount, as applicable, shall be paid by Buyer to QGH at the time of transfer of the Buyer Holding Sub Interests to Buyer by wire transfer of immediately available funds to the applicable account specified in the Funds Flow Memorandum.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least five (5) Business Days before the Closing, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail:

A.	Seller’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of immediately prior to the Closing (for the avoidance of doubt, without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Working Capital and the Estimated Working Capital Adjustment, prepared in accordance with the Accounting Principles;

B.	Seller’s good faith estimate of the Closing Cash (the “Estimated Cash”);

C.	Seller’s good faith estimate of the Transaction Expenses (the “Estimated Transaction Expenses”);

D.	Seller’s good faith estimate of the Closing Indebtedness (the “Estimated Indebtedness”); and

E.	Seller’s good faith estimate of the aggregate Purchase Price resulting from the foregoing calculated in accordance with Section 2.02 (the “Estimated Purchase Price”).

(ii) Seller shall deliver to the Company, together with the Estimated Closing Statement, (A) supporting documentation used by Seller in calculating the amounts set forth therein and (B) a draft of the Funds Flow Memorandum. Buyer may make inquiries of Seller regarding the Estimated Closing Statement, and Seller shall (and Seller shall cause the Company, and direct the Company’s accountants, to) use its reasonable best efforts to cooperate with and respond to such inquiries and provide reasonable access to review the work papers prepared by Seller or its Representatives to the extent they relate to the Estimated Closing Statement. Seller shall consider in good faith any potential adjustments to the Estimated Closing Statement proposed by Buyer prior to the Closing and make any corresponding changes to the Estimated Closing Statement that Seller reasonably deems appropriate based on Buyer’s proposed adjustments (in which case, such statement reflecting such changes shall constitute the Estimated Closing Statement); provided that the obligations of Seller to consider in good faith any proposed adjustments shall in no event require that the anticipated Closing Date be postponed or otherwise delayed.

(b) Closing Statement. Not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Closing Working Capital, the Closing Cash, the Transaction Expenses, the Closing Indebtedness and the aggregate Purchase Price resulting from the foregoing, in each case together with supporting documentation used by Buyer in calculating the amounts set forth therein, and, with respect to the Closing Working Capital, the Closing Cash and the Closing Indebtedness, prepared in accordance with the Accounting Principles. The Closing Statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein). No account shall be taken in preparing the Closing Statement of any events with respect to the Company taking place after the Closing Date (other than any calculation as to the amount of uncollected credit card receivables included in the definition of “Cash”). No asset or liability may be recorded or reflected more than once in the Closing Cash, Transaction Expenses, Closing Indebtedness or Closing Working Capital.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its Representatives shall be permitted reasonable access to review the books and records of the Company and the work papers prepared by Buyer or its Representatives to the extent that they relate to the Closing Statement and the historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement, in each case, as Seller may reasonably request in writing for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections, if any, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections to the Closing Statement in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). Any item or amount not so specifically disputed shall be deemed accepted and agreed to by Seller as set forth in the Closing Statement unless it is affected by any of the disputed items. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the calculations of Closing Working Capital, Closing Cash, Transaction Expenses and Closing Indebtedness as reflected in the Closing Statement shall be deemed final and to have been accepted and agreed to by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment Amount and the calculations of Closing Working Capital, Closing Cash, Transaction Expenses and Closing Indebtedness as reflected in the Closing Statement so resolved, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final, binding and conclusive on the Parties for all purposes (other than as a result of manifest error or fraud).

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted promptly for resolution to a nationally recognized firm of independent certified public accountants with expertise in accounting matters mutually agreed by the Parties, acting in good faith (such firm, the “Independent Accountant”). If such firm is not available and willing to serve or the parties are unable to agree on the Independent Accountant within 15 days following the expiration of the Resolution Period, either Party may request the President of the American Arbitration Association to appoint a senior partner in a nationally recognized accounting firm to serve as the Independent Accountant. The Independent Accountant, acting as experts and not arbitrators, shall decide only the Disputed Amounts, and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. There shall be no ex parte communications between Seller (or its Representatives) or Buyer (or its Representatives), on the one hand, and the Independent Accountant, on the other hand, relating to the Disputed Amounts and, unless requested by the Independent Accountant in writing, no Party may present any additional information or arguments to the Independent Accountant, either orally or in writing.

(iv) Fees of the Independent Accountant. The Independent Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the aggregate contested amount submitted to the Independent Accountant that is ultimately awarded to Buyer, on the one hand, or Seller, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For the avoidance of doubt, the fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Closing Statement and any Statement of Objections, as well as any submissions and responses to the Independent Accountant, as applicable, shall be borne by such Party.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination in writing within thirty (30) days (or such other time as Buyer and Seller shall agree in writing) after the engagement of the Independent Accountant, and the Independent Accountant’s resolution of the Disputed Amounts and adjustments to the Closing Statement resulting from the Independent Accountant’s resolution of such Disputed Amounts shall be deemed final, conclusive and binding upon the Parties, absent manifest error or fraud.

(vi) The term “Final Closing Statement” and “Final Purchase Price” as used in this Agreement shall mean the Closing Statement and the calculation of the Purchase Price, respectively, that is deemed final in accordance with Section 2.04(c)(ii) or the Closing Statement and related calculation of the Purchase Price resulting from the determinations made by the Independent Accountant in accordance with Section 2.04(c)(v), as applicable. The date on which the Purchase Price is finally determined in accordance with Section 2.04(c)(ii) or Section 2.04(c)(v), as applicable, is hereinafter referred to as the “Determination Date.”

(vii) The term “Post-Closing Adjustment Amount”, which may be positive or negative, shall mean the amount equal to the Final Purchase Price minus the Estimated Purchase Price. If the Post-Closing Adjustment is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Buyer shall pay to Seller the Post-Closing Adjustment Amount. If the Post-Closing Adjustment is a negative number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Seller shall pay to Buyer the absolute value of the Post-Closing Adjustment Amount. If the Post-Closing Adjustment is zero, then neither Buyer nor Seller shall have any payment obligation pursuant to this Section 2.04(c)(vii). The payments made pursuant to this Section 2.04(c)(vii) shall be made by wire transfer of immediately available funds to the account(s) specified in writing at least two (2) Business Days in advance of the due date of such payment by the applicable Party receiving such payment.

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price in respect of the QL Shares for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Equity Interests contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures (unless otherwise mutually agreed by Buyer and Seller) at 10:00 a.m. New York time on the later of (i) December 29, 2021 and (ii) the date that is three (3) Business Days following the satisfaction or waiver of all of the conditions to Closing set forth in Article VIII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such place and on such date as Buyer and Seller shall mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the Seller Disclosure Schedules or such other section or subsection of the Seller Disclosure Schedules to the extent the relevance of such disclosure is reasonably apparent on its face, Seller (and with respect to Section 3.24, QGH), hereby represents and warrants to Buyer as follows:

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby. Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, including the Transaction, have been duly authorized by all requisite corporate or other organizational action. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the Closing, Seller will deliver to Buyer the QL Shares, free and clear of any Encumbrances. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party or parties thereto), such Transaction Document will constitute a legal and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 3.02 Organization, Authority and Qualification of Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except for where the failure to be so licensed, qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company. Section 3.02(a) of the Seller Disclosure Schedules sets forth a correct and complete list of each jurisdiction in which the Company is qualified to conduct business.

(b) The Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery by the Company of this Agreement and any other Transaction Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, including the Transaction, have been duly authorized by all requisite corporate or other organizational action on the part of the Company or any other Persons required to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms. When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Seller has made available to Buyer true and complete copies of the Organizational Documents of the Company as of the date hereof.

Section 3.03 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of: (i) 5,500,000 shares of Common Stock, of which 1,550,549 shares are issued and outstanding as of the date of this Agreement; and (ii) 4,477,175 shares of Preferred Stock, of which 358,740 have been designated as Series A-1 Convertible Preferred Stock, 3,118,435 have been designated as Series A-2 Convertible Preferred Stock and 1,000,000 have been designated as Senior Preferred Stock. 4,423,008 shares of Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding QL Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller free and clear of all

Encumbrances (other than restrictions on transfer arising solely under applicable federal and state securities Laws), and Seller has good and valid title to the QL Shares. There are no other shares of capital stock or other equity or voting securities or interests of the Company authorized for issuance, issued, reserved for issuance or outstanding.

(b) All of the QL Shares were issued in compliance with applicable Laws. None of the QL Shares were issued in violation of any Contract or commitment to which Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized subscriptions, options, warrants, puts, calls, exchangeable or convertible securities, equity appreciation rights, performance shares, phantom shares or other rights, Contracts or commitments relating to the QL Shares or obligating the Company to (A) issue, transfer or sell any shares of capital stock of, or any other interest in, the Company (or any securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares capital stock or other interests), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other interests of the Company (or any securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares of capital stock or other interests) or (C) redeem or otherwise acquire or make any payment with respect to any shares of capital stock of or other interests in the Company.

(d) There are no voting trusts, stockholder agreements, proxies or other Contracts, commitments or understandings in effect with respect to the voting or transfer of any of the QL Shares.

(e) The Company does not have any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Seller or otherwise on any matter related to the Company. There are no outstanding obligations of the Company (i) restricting the transfer of or dividends or distributions with respect to, (ii) affecting or providing for the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other interests in the Company.

Section 3.04 Subsidiaries. The Company does not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest or other equity, voting or ownership interests in any Person, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company under any obligation to form or participate in, make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person.

Section 3.05 Governmental Filings; No Conflicts; Consents.

(a) Except for filings required under the HSR Act, no consent, approval, waiver, authorization, notice or other order of or filing with any Governmental Authority is required on the part of Seller or the Company in connection with Seller’s or the Company’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Transaction, except for any consent, approval, waiver, authorization, notice or other order or filing if the failure to make or obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company or to materially delay or materially impair consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which any of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the Organizational Documents of Seller or the Company; (ii) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Seller or the Company, or any of their respective assets, properties or other rights; or (iii) conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective assets, properties or other rights of Seller or the Company under the terms of any Contract to which the Company is a party or by which the Company is bound or to which any of its properties, assets or other rights are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company except in the cases of clauses (ii) and (iii) above, for any breach, violation or default that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company.

Section 3.06 Financial Statements; Internal Controls.

(a) Section 3.06(a) of the Seller Disclosure Schedules sets forth (i) the Company’s audited financial statements consisting of the balance sheets of the Company as of March 31, 2020 and March 31, 2021 and the related statement of operations, statement of changes in stockholders’ equity and statement of cash flows for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the Company’s unaudited consolidated financial statements consisting of the balance sheet of the Company as of June 30, 2021 and the statement of profits and losses for the three-month period then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the related notes and schedules thereto) (x) have been prepared from the books and records of the Company, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be noted therein), subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments, none of which shall be material, individually or in the aggregate, and the absence of notes and (z) fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of March 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

(b) Section 3.06(b) of the Seller Disclosure Schedules sets forth the unaudited management accounts of the Company, extracted from the reporting system of the Company, as of August 31, 2021 and for the five-month period then ended (the “Management Accounts”). The Management Accounts (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be noted therein), subject to normal and recurring year-end adjustments, none of which shall be material, individually or in the aggregate, and the absence of notes, and (iii) having regard for the purpose for which such financial information was prepared, do not (A) materially overstate the value of the assets nor materially understate the liabilities of the Company as at the dates to which they were prepared, or (B) materially overstate the profits or materially understate the losses of the Company in respect of the periods to which the relate.

(c) The Company has a system of internal controls over financial reporting that is sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of the Company and provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP consistently applied and (ii) of the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company. The Company has not identified (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s preparation of financial statements or internal controls over financial reporting.

(d) Since January 1, 2019, the Company has not received any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or its internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company has engaged in questionable accounting or auditing practices.

(e) The Company is not a party to, or has any commitment to become a party to, any off-balance sheet partnership or any similar Contract or arrangement, where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its financial statements, including the Financial Statements.

Section 3.07 Absence of Certain Changes.

(a) From the Balance Sheet Date, (i) the Company has conducted its business in the ordinary course of business consistent with past practice (except for discussions and negotiations with Buyer related to this Agreement and the transactions contemplated hereby or other prospective acquirers of the Company), (ii) there has not been any event, occurrence, fact, development, effect, condition or change which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (iii) the Company has not taken any action that, if taken after the execution of this Agreement, would require the consent of Buyer under clauses (ii), (iii), (iv), (vii), (viii), (ix), (x) or (xiv) (or, solely in respect of such clauses, clause (xix)) of Section 6.01(b).

Section 3.08 Undisclosed Liabilities. The Company has no material liabilities, Indebtedness, claims, guarantees, endorsements, costs, expenses, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, other than those that (a) have been reflected or reserved against in the Financial Statements; (b) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (other than as a result of any breach of or default under any Contract by the Company); (c) arise out of this Agreement or the transactions contemplated hereby; or (d) have not been, or would not, individually or in the aggregate, reasonably be expected to be, material to the Company.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Seller Disclosure Schedules sets forth a true, complete and correct list of each of the following Contracts in effect as of the date hereof to which the Company is a party or by which the Company is otherwise bound (such Contracts, collectively, the “Material Contracts”), a true, complete and correct copy of each (including any amendments, waivers or supplements thereto) of which has been made available to Buyer:

(i) each Contract with a Material Customer or Material Supplier;

(ii) each Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” or similar covenants;

(iii) each Contract (A) that obligates the Company to conduct business with any third party on a preferential or exclusive basis or (B) that contains “most favored nation” or similar covenants;

(iv) each Contract relating to Indebtedness for borrowed money (including guarantees thereof), or evidencing any other Indebtedness in excess of $50,000;

(v) each Contract that limits or purports to limit the ability of the Company or any of its Affiliates (including, following the Closing, Buyer or any of its Affiliates after the Closing) to compete or engage in any line of business or with any Person or in any geographic area;

(vi) each Contract to which the Company is a party that provides for any joint venture, strategic alliance, partnership or similar arrangement;

(vii) each Contract pursuant to which the Company grants or receives a material license with respect to Intellectual Property, other than non-exclusive licenses granted (A) to the Company for the use of commercially available software or information technology services on standard terms with an annual cost of less than $100,000, (B) to the Company on an “open source” or similar free licensing arrangement, or (C) by the Company on standardized terms to its customers or end users in connection with permitting the use of the products or services of the Company;

(viii) each Contract pursuant to which the Company has paid or received payments in excess of $250,000 in fiscal years ended March 31, 2021, or is obligated to pay or entitled to receive payments in excess of $250,000 in the twelve (12)-month period following the date hereof;

(ix) each Company Lease;

(x) each Contract under which (A) the Company is lessee of, or holds, operates or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company is a lessor or sublessor of, or makes available for use by a third party, any tangible personal property owned or leased by the Company, in each case, under which the Company has paid or received payments in excess of $50,000 in fiscal year ended March 31, 2021 or is obligated to pay or entitled to receive payments excess of $50,000 in the twelve (12)-month period following the date hereof;

(xi) each Contract that is a settlement or similar agreement restricting in any respect the operations or conduct of the Company;

(xii) each Contract (A) entered into since January 1, 2019 relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or any assets (other than equipment or machinery) of any other person for consideration in excess of $50,000, (B) that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell any equity or debt securities or (C) that contains indemnities or any “earnout” or other contingent payment obligations that would reasonably be expected to result in the receipt or making by the Company of future payments in excess of $250,000;

(xiii) each Contract providing for a loan or advance to, or an investment in, or a guarantee of the obligations of, any Person by the Company;

(xiv) each Contract providing for future capital expenditures in excess of $50,000;

(xv) each Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company, or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xvi) each Contract with any Governmental Authority or any Person that is owned or controlled by any Governmental Authority; and

(xvii) each Affiliate Agreement.

(b) Each Material Contract is valid and binding on the Company and, to the Company’s Knowledge, the other parties thereto in accordance with its terms and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to be material to the Company. Neither the Company, nor to the Knowledge of the Company, any other party to a Material Contract is in material breach of or default under such Material Contract, and no event, occurrence or condition exists (after notice or lapse of time or both) that would constitute a material breach or default by the Company or, to the Knowledge of the Company, any other party to a Material Contract. As of the date of this Agreement, (A) the Company has not received written notice from or on behalf of any third party to a Material Contract indicating that such party intends to cancel, terminate, or not renew, the applicable Material Contract, (B) no party to a Material Contract has provided written notice of any present expectation or intention not to fully perform any material obligation pursuant to any Material Contract, (C) no party to a Material Contract has claimed a force majeure or other similar contractual remedy under (such as impossibility of performance, including as a result of COVID-19 or COVID-19 Measures) such Material Contract; and (D) no party to a Material Contract has given written notice of any material dispute with respect to such Material Contract (including any alleged material breach or default by the Company of the terms thereof).

Section 3.10 Real Property.

(a) The Company does not own or have any obligation to purchase any real property. Section 3.10(a) of the Seller Disclosure Schedules contains a true, complete and correct list of all of the leases, subleases or licenses (the “Company Leases”) to which the Company is a party as a lessee or tenant for real property (such properties, the “Leased Real Property”). The Company has good and valid leasehold interest in each Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. No Person other than the Company (or a subtenant referenced in Section 3.10(c)) has any right to use or occupy any portion of the Leased Real Property.

(b) With respect to each Company Lease: (i) the Company’s possession and quiet enjoyment with respect to the applicable Leased Real Property has not been disturbed and (ii) there are no special, general or other assessments pending against the Company or affecting the applicable Leased Real Property that would be payable by the Company, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) The Company is not a sublessor or grantor under any sublease (each, a “Sublease”) or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. The Company has made available to Buyer a true, complete and correct copy of each Sublease.

(d) With respect to each Company Lease, (i) the Company has not received or sent any notice of any default thereunder which has not been cured; (ii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease; and (iv) neither the Company nor any other party to such Lease have exercised any expiration, termination, renewal, expansions, reductions or similar rights as to such Lease or such Leased Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth the Company IP Registrations (including domain names), indicating for each item, as applicable, the registration or application number, registration or application date, and applicable filing jurisdiction. Except as otherwise indicated on Section 3.12(a) of the Seller Disclosure Schedules, all material Company IP Registrations are owned exclusively by the Company, are subsisting and, other than Company IP Registrations constituting applications, valid and enforceable. The Company has taken all commercially reasonable efforts, including with respect to the filing of material documents and the payment of applicable fees, in each case, that are required to maintain its material Company IP Registrations.

(b) The Company owns or has sufficient rights to use all Intellectual Property material to and actually used in the conduct of its business as currently conducted.

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company, the Company’s conduct of its business does not infringe, misappropriate or violate, and has not since January 1, 2019 infringed, misappropriated or violated, the Intellectual Property of any third party. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP.

(d) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company, there are no Actions pending or, to the Company’s Knowledge, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any third party by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company IP or the Company’s rights with respect to any Company IP; or (iii) by the Company alleging any infringement, misappropriation or violation by any third party of the Company IP. The Company is not subject to any outstanding Governmental Order that materially restricts the Company’s use of any Company IP.

(e) Except as set forth in Section 3.11(e) of the Seller Disclosure Schedules, the Company does not own any proprietary software (the “Proprietary Software”) that is used in and material to its business operations. Each employee and consultant of the Company who has developed material Intellectual Property within the scope of such Person’s employment or consulting relationship for the Company has assigned to the Company all of such Person’s right, title and interest in and to such material Intellectual Property.

(f) The Company has not embedded, used or distributed any open source (including copyleft) or community source code (including any libraries or code, or software that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services (including the Proprietary Software) that are generally available or in development, in each case, in any manner that (i) requires any of the Company’s material proprietary software (other than the Open Source Software itself) to be disclosed or distributed in source code form, (ii) restricts the Company from charging consideration for the distribution of the Company’s material proprietary software (other than the Open Source Software itself), or (iii) requires the Company to grant to any third party any license or similar right to create derivative works of the Company’s material proprietary software (other than the Open Source Software itself).

Section 3.12 Customers and Suppliers.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth, with respect to the twelve-month period prior to the date of this Agreement (the “TTM Period”), (i) each of the Company’s top 10 customers (excluding Buyer and any of its Affiliates), measured by the aggregate dollar amount of payments to the Company by each such customer during such period (or, to the extent such customers were not customers of the Company during the full TTM Period, but are customers as of the date hereof, their annualized payment amounts for the TTM Period) (the “Material Customers”); and (ii) the amount paid by each such customer during such period. As of the date of this Agreement, the Company has not received any notice that any of the Company’s Material Customers intends terminate (or fail to renew) its relationship with the Company, or materially reduce, or change the pricing or other material terms of, its relationship with the Company (including its usage of any products or services of the Company).

(b) Section 3.12(b) of the Seller Disclosure Schedules sets forth, with respect to the TTM Period, (i) each of the Company’s top 10 suppliers (not including, for the purposes of this Section 3.12(b) only, any provider of financing), measured by the aggregate dollar amount of payments by the Company during such period (or, to the extent such suppliers were not suppliers of the Company during the full TTM Period, but are suppliers as of the date hereof, the annualized payment amounts to such suppliers for the TTM Period) (the “Material Suppliers”); and (ii) the amount paid by the Company for purchases from each such supplier during such period. As of the date of this Agreement, the Company has not received any notice that any of the Company’s Material Suppliers intends to terminate (or fail to renew) its relationship with the Company, or materially reduce, or change the pricing or other material terms of, its relationship with the Company (including the volume of its supply of products and services to the Company).

Section 3.13 Insurance.

(a) Section 3.13(a) of the Seller Disclosure Schedules set forth a list of all of the material insurance policies maintained by or on behalf of the Company and relating to the assets, business and operations of the Company or any director, officer, manager or employee of the Company in his or her capacity as such (collectively, the “Insurance Policies”), and indicates for each such policy any material pending claims thereunder. The Insurance Policies are in full force and effect as of the date hereof. True and correct copies of such Insurance Policies have been made available to the Buyer. The Company has not received any written notice of cancellation of any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, there is no claim for coverage by the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Company has not received written notice of any termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

Section 3.14 Legal Proceedings; Governmental Orders.

(a) There are no, and since January 1, 2019 there have not been, any Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates, directors or officers (in their capacities as such) that would, individually or in the aggregate, reasonably be expected to be material to the Company or that would, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially impair or materially delay the transactions contemplated by this Agreement.

(b) The Company is not a party to or subject to, any Governmental Order that would reasonably be expected to be material to the Company.

(c) There are no unsatisfied judgments, penalties or awards against or affecting the Company, its business or any of its properties or assets, in each case that would reasonably be expected to be material to the Company, its business or any of its properties or assets.

Section 3.15 Compliance with Laws; Permits.

(a) The Company is in compliance with applicable Laws, and the Company has not received any written notice from any Governmental Authority that the Company is not in compliance with such applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, and the Company is in compliance, in all material respects, with all of its obligations with respect to such Permits. The Company has not received written notice of any suspension, cancellation, withdrawal, revocation or modification of any such Permits from any Governmental Authority (or, in each case, threatening the same), except where such suspension, cancellation, withdrawal, revocation or modification would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c) Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company has conducted its export, re-export and in-country transactions in accordance with all applicable import/export and trade sanctions Laws and (ii) the Company has complied with all applicable anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

Section 3.16 Environmental Matters.

(a) The Company is currently in and has since January 1, 2019 been in compliance with all Environmental Laws and has not received from any Person and is not otherwise subject to, any (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) There has been no Release by the Company of Hazardous Materials in violation of, or as would result in liability under, any Environmental Law, and the Company has not entered into any agreements pursuant to which it has agreed to indemnify or otherwise assume any liability pursuant to Environmental Law or with respect to Hazardous Materials, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) Seller has provided or otherwise made available to Buyer any and all material environmental reports, studies, audits and site assessments, prepared since January 1, 2019 by or for the Company with respect to the business or assets or properties (whether owned or leased) of the Company or any currently or formerly owned, operated or leased real property which are in the possession of any Seller Party related to compliance with Environmental Laws or the Release of Hazardous Materials.

(d) None of (i) the Company’s business operations is, or since January 1, 2019 has been, nor (ii) the Leased Real Property is, or since the later of January 1, 2019 and the effective date of the applicable Company Lease, has been, subject to any ongoing investigation by, order from or settlement agreement with any Person with respect to (A) any violation of Environmental Laws, (B) any remedial actions under Environmental Laws or (C) any claim for liabilities arising from exposure to, or the Release or threatened Release of, Hazardous Materials except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(e) There is not located at any Leased Real Property by the Company any (i) underground storage tanks, (ii) asbestos containing material or (iii) equipment containing polychlorinated biphenyls in each case in violation by the Company of, or requiring remediation or removal by the Company under, any Environmental Law.

Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Seller Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, termination pay, paid time off, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any liability, contingent or otherwise (as listed on Section 3.17(a) of the Seller Disclosure Schedules, each, a “Benefit Plan”) that is material. The Company does not have any employees located outside of the United States.

(b) With respect to each material Benefit Plan, the Seller Parties have made available to Buyer copies of each of the following: (i) where such Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where such Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) the most recently prepared actuarial report for such Benefit Plan.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and nothing has occurred that has, or could reasonably be expected to, adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates to liabilities under Section 409 or 502 of ERISA or to liabilities under Section 4975 of the Code in an amount that could be material. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company nor any of its ERISA Affiliates has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Title IV of ERISA.

(e) Neither the Company nor any of its ERISA Affiliates has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six (6) years.

(f) Other than as required under Section 601 et seq. of ERISA or other applicable Law, other than as provided explicitly in any Benefit Plan, neither the Company nor any of its ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted (whether in oral or written form) to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g) There is no pending or, to the Company’s Knowledge, threatened in writing Action relating to a Benefit Plan (other than routine claims for benefits) or proceeding by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i) Other than as set forth in Section 3.17(i) of the Seller Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment (other than severance pay required by any Law); (ii) accelerate the time of payment, funding or vesting, or materially increase the amount of compensation due to any such individual; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Seller Disclosure Schedules contains a list of all Persons who are, as of the date hereof, salaried, exempt employees, independent contractors, consultants, volunteers or interns of the Company as of the date hereof, including any salaried, exempt employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) whether such person is entitled to receive a change in control payment; and (viii) any accrued and unused vacation/personal time off as of the date hereof.

(b) The Company is not a party to any collective bargaining agreement or other agreement with a labor union or like organization. There is no pending or, to the Company’s Knowledge, threatened strike, lockout or work stoppage, or pending or threatened organizational attempt by or on behalf of any labor union, collective bargaining representative or works council.

(c) Except as would not reasonably be expected be, individually or in the aggregate, material to the Company, the Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices (including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, health and safety risks, or any other employment related matter arising under applicable Law), the WARN Act or any similar state or local law, data privacy and data protection, and any bargaining or other obligations under the National Labor Relations Act. All individuals who have provided or are providing services of any kind to the Company are, and since January 1, 2019, have been, correctly classified as either being an employee or an independent contractor, and if classified as an employee, are (or were) properly classified as exempt or non-exempt under applicable Laws.

(d) Since January 1, 2019, (i) no allegations, claims, or accusations of sexual harassment or sexual misconduct have been made against any officer, non-employee director, shareholder or employee at or above the level of vice president of the Company, and (ii) the Company has not entered into any settlement agreement related to any allegations, claims, or accusations of sexual harassment or sexual misconduct by any of the officers, non-employee directors, shareholders, managers, employees, representatives, consultants or independent contractors of the Company.

(e) The Company has no plans to undertake any action that would trigger the WARN Act.

(f) The Company is not party to any Contract relating to the co-employment, joint-employment or leasing of employees, including any Contract with any professional employer organization or staffing agency.

Section 3.19 Taxes.

(a) All material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such material Tax Returns are, or will be, true, complete and correct in all material respects, and all material Taxes on such Tax Returns that are due and owing by the Company have been, or will be, timely paid.

(b) The Company has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) The amount of the Company’s liability for unpaid Taxes for all periods ending on or before June 30, 2018 in relation to the Company does not, in the aggregate, exceed the amount of accruals for Taxes owed (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(e) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or are being contested in good faith.

(f) The Company is not a party to any Action by any taxing authority. There are no pending or, to the Company’s Knowledge, threatened Actions by any taxing authority.

(g) There are no Encumbrances for Taxes owed by the Company (other than for current Taxes not yet due and payable or that are being contested) upon the assets of the Company.

(h) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, except for any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes.

(i) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(j) The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) a prepaid amount received on or before the Closing Date;

(iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;

(iv) any intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law); or

(v) any election under Section 108(i) of the Code.

(k) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361of the Code (i) in the two (2) years prior to the date of this Agreement and in the two (2) years prior to the Closing Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) The Company has not engaged in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2). The Company is not a party to any agreement, contract, arrangement or plan that has resulted, or could result separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).

Section 3.18 and this Section 3.19 contains the sole and exclusive representations and warranties with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in Section 3.18 and this Section 3.19, and shall not be based on the representations set forth in any other provision of this Agreement.

Section 3.20 No Brokers. Other than Evercore Group L.L.C. (“Evercore”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission is payable in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company, Holding Sub or any Seller Party.

Section 3.21 Affiliate Transactions. No officer, director, stockholder (including Seller), manager or Affiliate of the Company or the Seller Parties or any entity in which any such Person owns a material beneficial interest, or any “associates” or “immediate” family members of any such Person (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) is a party to any Contract, commitment or transaction with the Company or has any material interest in any assets used by the Company (other than any employment agreement or similar arrangement which provides for such Person’s employment position as a director or officer with the Company) (each, an “Affiliate Agreement”).

Section 3.22 Data Privacy and Data Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company:

(i) the Company owns, leases or licenses all IT Systems and such IT Systems are sufficient for the Company’s business, and the Company has taken reasonable efforts to maintain the IT Systems owned by the Company;

(ii) the IT Systems are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines, malware or hardware components that permit unauthorized access, disruption, modification, restriction, or loss of such IT Systems (or any parts thereof) or any data or software;

(iii) the Company has implemented commercially reasonable disaster recovery plans with respect to the IT Systems, and the IT Systems are protected by commercially reasonable security, firewall and anti-virus protection hardware and software; and

(iv) since January 1, 2019, there has not been any material failure or security incident involving any IT System.

(b) The Company: (i) is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Data Security Requirements; and (ii) has commercially reasonable security measures and policies in place to protect the personally identifiable information and stored, accessed or otherwise processed by them or on their behalf, together with any material Company trade secrets, from unauthorized access, use, or disclosure. Since January 1, 2019, there has not occurred any material breach of security, phishing incident, ransomware or malware attack or other incident, in each case, in which confidential or sensitive information, payment card data, or any personally identifiable information that was in the possession or control of the Company was accessed, disclosed or exfiltrated in an unauthorized manner (a “Security Incident”), and the Company has not received any written notices or complaints from any Person or been the subject of any Action with respect thereto since January 1, 2019.

(c) With respect to each Security Incident (if any), (i) the Company notified all affected Persons of such Security Incident in accordance with the terms of any Contract with such affected Person and applicable Law and (ii) the Company has used its commercially reasonable efforts to remediate the underlying problems, facts and circumstances giving rise to such Security Incident as required by the Data Security Requirements.

Section 3.23 Paycheck Protection Program and Hazelwood Loan.

(a) On April 6, 2020 (the “Applicable Date”), the Company applied for, and reasonably believed in good faith that it met, all applicable conditions to participate in, the Paycheck Protection Program as set forth in the CARES Act as in effect of the Applicable Date. On April 28, 2020, the Company received the PPP Loan and issued the PPP Note to the PPP Loan Lender. The Company has provided the Buyer with a true, correct and complete copy of the Company’s application for the PPP Loan, the PPP Note, the Company’s application for forgiveness of the PPP Loan and all other material documents submitted, entered into by or binding on the Company in connection with the PPP Loan or the forgiveness thereof, as well as any material analyses and documentation prepared by the Company relating to its eligibility for the PPP Loan or eligibility for forgiveness thereof (collectively, the “PPP Loan Documents”). The Company has complied in all material respects with all applicable Laws relating to the PPP Loan (including applicable requirements with respect to maintaining its workforce or a certain level of payroll) and the PPP Loan Documents. Each of the statements of fact, certifications, representations and warranties in the PPP Loan Documents were true and correct when made and as of the date on which the Company received the PPP Loan, and the Company did not omit any material facts necessary in order to make the statements made therein not misleading. The Company has submitted a complete forgiveness application to the PPP Loan Lender in respect of the PPP Loan.

(b) Except for the PPP Loan, the Company has not taken out any loan, deferred payment of any Taxes, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Economic Injury Disaster Loan Program or any other Law promulgated or effected in connection with the COVID-19 outbreak.

(c) The aggregate outstanding principal amount of the PPP Loan as of the date hereof is $6,925,000 and the aggregate outstanding principal amount of the Hazelwood Loan as of the date hereof is $225,000.

Section 3.24 No Other Representations or Warranties.

(a) Except for the representations and warranties set forth in this Article III, Article IV and any certificate or document delivered by the Seller Parties at or prior to the Closing in connection with the transactions contemplated by this Agreement, none of the Seller Parties nor any other Person makes (and the Seller Parties, on behalf of themselves and their Affiliates, including the Company and Holding Sub, hereby disclaim) any other express or implied representation or warranty with respect to the Seller Parties, the Company, Holding Sub or any of its or their other respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the AH Shares or the Locus Shares in connection with this Agreement and the transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of any applicable Law) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Affiliates, or its or their respective Representatives, in connection with the transactions contemplated by this Agreement.

(b) The Seller Parties, the Company and Holding Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article V and any certificate or document delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of any applicable Law), and the Seller Parties, the Company and Holding Sub have not relied on any representation or warranty other than those set forth in Article V of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.24(b), nothing in this Section 3.24(b) shall limit the Seller Parties’ remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the representations and warranties made by Buyer in Article V of this Agreement or any certificate or document delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF QGH

Except as set forth in the corresponding sections or subsections of the Seller Disclosure Schedules or such other section or subsection of the Seller Disclosure Schedules to the extent the relevance of such disclosure is reasonably apparent on its face, QGH hereby represents and warrants to Buyer as follows:

Section 4.01 Organization and Authority of QGH.

(a) QGH is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby. QGH has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery by QGH of this Agreement and any other Transaction Document to which it is a party, the performance by QGH of its obligations hereunder and thereunder and the consummation by QGH of the transactions contemplated hereby and thereby, including the Transaction, have been duly authorized by all requisite corporate or other organizational action.

This Agreement has been duly executed and delivered by QGH, and this Agreement constitutes a legal, valid and binding obligation of QGH, enforceable against QGH in accordance with its terms. Upon the Closing, subject to the terms and conditions of this Agreement (including Section 2.03(c) and Section 6.12), QGH will cause to be issued to Buyer the Buyer Holding Sub Interests, free and clear of any Encumbrances. When each other Transaction Document to which QGH is or will be a party has been duly executed and delivered by QGH (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of QGH, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) True and complete copies of (a) the Organizational Documents of Holding Sub and (b) the Organizational Documents of Locus and AH (including the AH Stockholder Agreements and Locus Stockholder Agreements), in each case of the date hereof, have been provided to the Buyer.

Section 4.02 Ownership of Holding Sub Interests, AH Shares and Locus Shares; Tax Elections.

(a) QGH is the sole record and beneficial owner of the Holding Sub Interests. QGH has good, valid and marketable title to all of the Holding Sub Interests, free and clear of all Encumbrances. All of the Holding Sub Interests were issued in compliance with applicable Laws. None of the Holding Sub Interests were issued in violation of any Contract or commitment to which QGH is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, Contract or commitments relating to the Holding Sub Interests or obligating Holding Sub to issue or sell any shares of capital stock of, or any other interest in, Holding Sub. Holding Sub does not have any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect with respect to the voting or transfer of any of the Holding Sub Interests.

(b) Other than owning the AH Shares and the Locus Shares, Holding Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than (i) the AH Shares and the Locus Shares and (ii) incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

(c) Subject to Section 2.03(c), Holding Sub is the sole record and beneficial owner of the AH Shares and the Locus Shares, and Holding Sub has good, valid and marketable title to all of the AH Shares and the Locus Shares, free and clear of all Encumbrances. Other than this Agreement, the AH Stockholder Agreements and the Locus Stockholder Agreements, there are no voting trusts, stockholder agreements, proxies or other Contracts or understandings in effect with respect to the voting or transfer of any of the AH Shares or the Locus Shares.

(d) No election has been made by QGH or Holding Sub to treat Holding Sub as an association taxable a corporation for U.S. federal income tax purposes (nor has any similar election been made for applicable state or local tax purposes), and no such election will be made, in each case, that has an effective date on or prior to the Closing Date.

Section 4.03 Governmental Filings; No Conflicts; Consents.

(a) No consent, approval, waiver, authorization, notice or other order of or filing with any Governmental Authority is required on the part of QGH or Holding Sub in connection with QGH’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance by QGH of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any of QGH, Holding Sub, AH and Locus; (ii) conflict with or result in a violation or breach of, or default under, any provision of the AH Stockholders Agreements or the Locus Stockholder Agreements or (iii) conflict with or result in a violation or breach any Law or Governmental Order applicable to QGH or Holding Sub, except in the cases of clause (ii) above, for any breach, violation or default that would not, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.04 AH Stockholder Agreements; Locus Stockholder Agreements. Holding Sub is not in breach of or default under any of the AH Stockholder Agreements or Locus Stockholder Agreements, and no event, occurrence or condition exists (with notice or lapse of time, or both) that would constitute a breach or default by Holding Sub under the AH Stockholder Agreements or Locus Stockholder Agreements, except for any such breaches or defaults that would not be reasonably expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 4.05 Legal Proceedings. There are no Actions pending or threatened against QGH or Holding Sub in respect of the AH Shares (and AH Warrants) or the Locus Shares or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties as follows:

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby. Buyer has full organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby, including the Transaction, have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller Party, the Company and Holding Sub) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party or parties thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.02 Governmental Filings; No Conflicts; Consents.

(a) Except for filings or notices required under the HSR Act and the Securities Act of 1933, no consent, approval, waiver, authorization, notice or other order of or filing with any Governmental Authority is required on the part of Buyer in connection with Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, waiver, authorization, order or filing if the failure to make or obtain the same would not reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (iii) conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, result in the termination of or a right of termination or cancellation under, accelerate the performance require by, or result in the creation of any Encumbrance upon any of the respective assets, properties or other rights of Buyer under the terms of any Contract to which Buyer is a party or is bound to or to which any of its respective properties, assets or rights are subject to or any Permit affecting the properties, assets or business of Buyer, except, in each case, as would not reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 5.03 Investment Purpose. Buyer is acquiring the Equity Interests (including the AH Shares and the Locus Shares) solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Equity Interests, the AH Shares and the Locus Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Equity Interests, the AH Shares and the Locus Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer for which any Seller Party or any of their Affiliates will be liable.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer that seeks to prevent, prohibit, or otherwise materially delay the transactions contemplated by this Agreement and any other Transaction Document.

Section 5.06 Available Funds. On the Closing Date, Buyer will have cash on hand or available commitments under existing credit facilities such that Buyer will have immediately available funds sufficient to enable it to consummate the transactions contemplated by this Agreement on the Closing Date and satisfy all of its obligations under this Agreement when required to do so on the Closing Date pursuant to the terms hereof.

Section 5.07 Access and Information. Buyer and each of its Representatives (a) has had full access to and the opportunity to review all of the documents in the Data Room and (b) has been afforded full access to the books and records, facilities and officers, directors, managers, employees and other representatives of the Company and Holding Sub for purposes of conducting a due diligence investigation with respect thereto. Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and Holding Sub, and, in making their determination to proceed with the transactions contemplated by this Agreement, Buyer and each of its Affiliates has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Seller Parties set forth in Article III and Article IV (as qualified by the Seller Disclosure Schedules with respect thereto). Buyer is knowledgeable about the industries in which the Company operates, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

Section 5.08 No Other Representations or Warranties.

(a) Except for the representations and warranties set forth in this Article V and any certificate or document delivered by Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement, neither Buyer nor any other Person makes (and Buyer, on behalf of itself and its Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to itself or any of its or their other respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of any applicable Law) or with respect to the accuracy or completeness of any other information provided, or made available, to the Seller Parties, the Company or any of their other respective Affiliates, or their respective Representatives, in connection with the transactions contemplated by this Agreement.

(b) Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III, Article IV and any certificate or document delivered by the Seller Parties at or prior to the Closing in connection with the transactions contemplated by this Agreement, none of the Seller Parties, the Company, Holding Sub nor any other Person has made any express or implied representation or warranty with respect to the Seller Parties, the Company, Holding Sub, the AH Shares, the Locus Shares or the transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of any applicable Law), and Buyer has not relied on any representation or warranty other than those set forth in Article III, Article IV and any certificate or document delivered by the Seller Parties at or prior to the Closing in connection with the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.08(b), nothing in this Section 5.08(b) shall limit Buyer’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by the Seller Parties in this Agreement and any certificate or document delivered by the Seller Parties at or prior to the Closing in connection with the transactions contemplated by this Agreement. Except for the representations and warranties set forth in Article III, Article IV and any certificate or document delivered by the Seller Parties at or prior to the Closing in connection with the transactions contemplated by this Agreement, and without limiting the generality of the foregoing, Buyer acknowledges and agrees that it has not relied on any other information provided, or made available, to Buyer or any of its Subsidiaries or it or their respective Affiliates in connection with the transactions contemplated by this Agreement, and that none of the Seller Parties, the Company, any of their respective Subsidiaries or Affiliates nor any other Person shall be subject to any liability to Buyer or any other Person resulting from (i) any misrepresentation or omission by the Seller Parties, the Company, any of their respective Subsidiaries or Affiliates or any other Person with respect to any such information or (ii) Buyer’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or their respective Representatives in any data rooms, teaser, confidential information memorandum, management presentations or otherwise in connection with the Transaction and the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing.

(a) From the date hereof until the Closing, except (i) as disclosed on Section 6.01(a) of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) as expressly required by the terms of this Agreement, (iv) as part of COVID-19 Measures, (v) for any actions that would be in accordance with the Operating Plan or otherwise not exceed the budgets set forth therein by more than 10%, individually or in the aggregate (other than with respect to wages (to the extent related to increases in employee headcount), overtime, payments for contract labor and payments to staffing companies, which may be incurred in an aggregate amount of up to 20% in excess of the applicable budget set forth in the Operating Plan to the extent required to accommodate increased demand for products and services of the Company from the date hereof until Closing), or (vi) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller Parties shall cause the Company and Holding Sub to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice and consistent in all material respects with the Company’s operating plan made available to Buyer (the “Operating Plan”); and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships with employees, customers, suppliers and others having business relationships with the Company.

(b) Without limiting Section 6.01(a), except (i) as disclosed on the applicable subsection of Section 6.10(b) of the Seller Disclosure Schedules, (ii) as required by applicable Law, (iii) as expressly required by the terms of this Agreement; (iv) as part of any COVID-19 Measures; or (v) for any actions expressly contemplated in writing by the Operating Plan, from the date hereof until the Closing, the Seller Parties shall cause the Company and Holding Sub not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend the Organizational Documents of the Company or Holding Sub;

(ii) sell, transfer, lease, license, assign, encumber or otherwise dispose of any material assets, except (A) pursuant to any Contract set forth in Section 6.01(b)(ii) of the Seller Disclosure Schedules or (B) dispositions of vehicles, machinery and other equipment in the ordinary course of business, the value of which dispositions do not exceed $3,000,000, individually or in the aggregate;

(iii) acquire the assets of any other Person, other than in the ordinary course of business consistent with past practice;

(iv) (A) issue, sell, deliver, encumber or dispose of any shares of capital stock of or other interests in the Company, (B) issue, sell, deliver, encumber or dispose of or become a party to any subscriptions, warrants, rights, options, convertible securities or other Contracts or commitments of any kind relating to the capital stock of, or other interest in, the Company, or grant any profits interests or similar rights with respect thereto or (C) adjust, split, combine or reclassify any interests or other securities of the Company, or (D) make any other changes in the Company’s capital structure;

(v) declare, issue, set aside or pay any dividend or make any in-kind distribution with respect to any of the QL Shares, other than cash distributions;

(vi) (A) enter into any Contract that would have been a Material Contract if entered into prior to or as of the date hereof, (B) amend in any adverse respect or release, or waive or assign any rights under any Material Contract, or (C) terminate any Material Contract, other than any expiration of any such Material Contract in accordance with its terms;

(vii) merge or consolidate with, purchase all or substantially all of the assets of or acquire all or a portion of the equity securities of any Person;

(viii) adopt or change any accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(ix) make, change or revoke any material Tax election, file any amended material Tax Return, enter into any closing agreement with respect to any material Tax, waive or extend any statute of limitation with respect to material Taxes, or settle or finally resolve any Tax liability, claim or assessment with respect to any such material Tax, except, in each case, in the ordinary course of business or as would not reasonably be expected to increase the liabilities for Taxes of the Company for a Post-Closing Tax Period;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation, recapitalization or other reorganization; or

(xi) fail to maintain any material Company IP Registrations, other than Company IP Registrations identified for abandonment in Section 6.01(b)(xi) of the Seller Disclosure Schedules;

(xii) become a party to, establish, adopt or enter into any collective bargaining or other labor union agreement;

(xiii) commence or settle any legal proceeding, except for any such settlements that do not impose any equitable relief against the Company and do not involve any admission of wrongdoing by the Company, in each case, including, following the Closing, any Affiliates of the Company (including Buyer);

(xiv) engage in any new line of business or discontinue or materially modify any existing line of business;

(xv) except (i) as set forth in the Company’s 2021 budget for capital expenditures made available to Buyer and (ii) for any capital expenditures necessary to repair or prevent damage to any property of the Company in the event of an emergency situation or to address the consequences of any hurricane, superstorm, flood, tornado, earthquake or other natural disaster, or any other force majeure event, not make any capital expenditures in excess of $1,000,000 in the aggregate;

(xvi) (A) hire or promote any employee who has (or would have) an annualized base compensation in excess of $200,000, or (B) terminate the employment of any employee who has an annualized base compensation in excess of $200,000, in each case, other than for cause;

(xvii) except as set forth in the Company’s 2021 budget for payroll expenses (inclusive of compensation and benefits) made available to Buyer, (A) grant any increases in the compensation or benefits payable or to be provided to any current or former directors, officers, employees, or other service providers, except for increases in annual salary or wage rate in the ordinary course of business, consistent with past practice, to employees earning less than $200,000 in annualized base compensation, or as required by any existing Benefit Plan, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (C) grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation, (E) pay or agree to pay to any current or former director, officer, employee or other service provider any pension, retirement allowance or other benefit not required by the terms of any Benefit Plan existing as of the date hereof, (F) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former director, officer, employee or other service provider, or (G) establish any Benefit Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Benefit Plan in existence on the date of this Agreement, other than de minimis administrative amendments that do not have the effect of enhancing any benefits thereunder or otherwise result in increased costs to the Company;

(xviii) incur any Indebtedness of the type set forth in clauses (a), (b), (c), (d), (e) or (h) of the definition thereof or any Encumbrances (other than Permitted Encumbrances) ; or

(xix) agree or commit, whether in writing or otherwise, to do any of the foregoing.

(c) From the date hereof until the Closing, QGH shall not permit Holding Sub to (i) acquire, sell, transfer, lease, license, assign, encumber or otherwise dispose of any assets, (ii) incur any liabilities or (iii) agree or commit to do any of the foregoing, other than, in each case, pursuant to this Agreement and the transactions contemplated hereby or incident to Holding Sub’s ownership of the AH Shares and the Locus Shares.

(d) None of Buyer, the Seller Parties or the Company shall take or permit any of its respective Subsidiaries or Affiliates to take any actions that would, individually or in the aggregate, reasonably be expected to prevent, prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Buyer agrees to use its reasonable best efforts to respond promptly to requests for waivers or consents of any matter required or prohibited by this Section 6.01, it being understood that the failure to respond by Buyer shall not be interpreted as its consent.

Section 6.02 Access to Information.

(a) From the date hereof until the Closing, the Seller Parties shall, and shall cause each of the Company and Holding Sub to, (i) upon reasonable notice, afford Buyer and its Representatives reasonable access during normal business hours to its books and records (including Contracts), facilities, personnel and properties; and (ii) furnish Buyer and its Representatives with such information and documents related to the Company and Holding Sub as Buyer or any of its Representatives may reasonably request. All such information and documents obtained by Buyer shall be subject to the terms and conditions of the Mutual Confidentiality & Non-Disclosure Agreement, dated July 29, 2019, by and between Buyer and the Company, as amended on July 21, 2021 (the “Confidentiality Agreement”). Any investigation pursuant to this Section 6.02(a) shall be conducted in such manner as to not interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall have no right of access to, and the Seller Parties, the Company and Holding Sub shall have no obligation to provide to Buyer, any privileged information of the Company or Holding Sub or any information the disclosure of which is prohibited by Contract or applicable Law (provided, that the Seller Parties shall, and shall cause the Company and Holding Sub to, use their reasonable efforts to, as applicable (x) obtain any required consent to provide such access or disclosure or, if unable to do so, use reasonable efforts to make appropriate substitute arrangements to permit such access or disclosure in a manner that does not violate such Contract or applicable Law or (y) enter into joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not result in a loss of such privilege. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Parties in this Agreement. All requests for information made pursuant to this Section 6.02(a) shall be directed to an officer of, or other Person designated by, the Seller Parties.

(b) Subject to Section 11.12(c), from and after the Closing, Buyer shall cause the Company and Holding Sub to, and the Company and Holding Sub shall, (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company or Holding Sub in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of three (3) years from the Closing Date; provided, however, that any Records related to Tax matters shall be retained pursuant to the periods set forth in Article VII; and (ii) upon reasonable notice, afford the Seller Parties or their Representatives with reasonable access during normal business hours, and under the supervision of Buyer’s, Holding Sub’s or the Company’s personnel, to the Records with respect to periods or occurrences prior to the Closing Date to the extent necessary or appropriate in connection with the preparation by Seller or any of its Affiliates of any financial statements or other any other legitimate business purpose. Any investigation pursuant to this Section 6.02(b) shall be conducted in such manner as to not interfere unreasonably with the conduct of the business of the Company. Notwithstanding the foregoing provisions of this Section 6.02(b), the Seller Parties and their Representatives shall have no right of access to, and Buyer, the Company and Holding Sub, following the Closing, shall have no obligation to provide to the Seller Parties and their Representatives, any privileged information of the Company or Holding Sub or any information the disclosure of which is prohibited by Contract or applicable Law (provided that Buyer shall, and shall cause the Company and Holding Sub to, use their reasonable efforts to, as applicable (x) obtain any required consent to provide such access or disclosure or, if unable to do so, use reasonable efforts to make appropriate substitute arrangements to permit such access or disclosure in a manner that does not violate such Contract or applicable Law or (y) enter into joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not result in a loss of such privilege).

(c) Notwithstanding anything to the contrary in this Section 6.02, no Party shall be deemed to have breached this Section 6.02 if such Party cannot provide to the other Party access pursuant to this Section 6.02 as a result of any COVID-19 Measures; provided that for so long as any applicable COVID-19 Measures are in effect, the providing Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide access to the receiving Party and its Representatives under this Section 6.02 through virtual or other remote means.

(d) Promptly following the date hereof, Buyer and the Company shall establish a transition and integration planning team (the “Integration Planning Committee”), composed of Michael Rempell, Shekar Natarajan and Brent Beabout of Buyer and Eugene Gorab and Robert Waldvogel of the Company. The chair of the Integration Planning Committee will be Mr. Rempell or such other Person as designated by him. The Integration Planning Committee shall use commercially reasonable efforts to schedule meetings to take place at least two times per week until the Closing Date. Subject to applicable Law, the Integration Planning Committee shall, at such meetings, (a) discuss and develop a plan for the transition and integration of the operations of Buyer and the Company after the Closing (the “Integration Plan”) and (b) discuss the Company’s execution of the Operating Plan.

Section 6.03 Regulatory and Other Authorizations and Consents.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and shall use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including the obtaining of all necessary actions, waivers, consents and approvals from any Governmental Authority or any other third party under any Contract (other than any Company Lease) and the preparation and making of all necessary registrations, notices, reports and other filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action or proceeding by, any Governmental Authority or any third party with respect to the transactions contemplated hereby. With respect to the Company Leases, the Parties will cooperate reasonably following the date of this Agreement to determine promptly whether any actions, waivers, consents or approvals are necessary or advisable from any counterparty to any Company Lease in connection with the Transaction and, if any such actions, waivers, consents or approvals are necessary or advisable, the Seller Parties will reasonably support Buyer in Buyer’s effort to obtain any such action, waiver, consent or approval. For the avoidance of doubt, except as expressly set forth in this Agreement, the receipt of any waivers, consents or approvals from any third party shall not be a condition to Closing and the Seller Parties shall not be required to make any payments in connection with any third party waivers, consents or approvals.

(b) HSR Act.

(i) Each of the Parties shall: (A) file or cause to be filed, as promptly as practicable but in no event later than five (5) Business Days after the execution and delivery of this Agreement, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, a Notification and Report Form and such other documents as required to be filed by such Party under the HSR Act concerning the transactions contemplated by this Agreement; and (B) promptly and substantially comply with or cause to be substantially complied with any request by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, including any request for additional documents and information concerning such transactions necessary to obtain any governmental clearances required for Closing with respect to the HSR Act, including the expiration or early termination of the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act. Whether or not the transactions contemplated by this Agreement are consummated, Buyer shall be responsible for the payment of all filing fees in connection with any filings made under the HSR Act in connection with the transactions contemplated by this Agreement.

(ii) The Parties shall cooperate with and furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of such filings and any further necessary filings or submissions under the HSR Act. The Parties shall consult with one another prior to taking any substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent possible, in any discussions with any Governmental Authority. The Parties shall consult and cooperate with one another, and permit one another to review and discuss in advance and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any Party to any Governmental Authority in connection with proceedings under or relating to the HSR Act. Subject to applicable Laws and as required by any Governmental Authority, the Seller Parties and the Company, on the one hand, and Buyer, on the other hand, shall (A) keep the other apprised of the status of matters relating to the consummation of the transactions contemplated by this Agreement, (B) promptly notify the other Party of any communication from any Governmental Authority and, subject to applicable Laws, permit the other Party to review and discuss in advance any proposed written communication to any of the foregoing, (C) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, any related document or the transactions contemplated by this Agreement unless it consults in advance with the other Party and provides the other Party with reasonable advance notice of such meeting or discussion and permits the other Party to attend such meeting or discussion (unless such Governmental Authority expressly prohibits the other Party from attending, in which case, or in the case such Party is unable to attend, the attending Party shall give the other Party a summary of such meeting or discussion promptly thereafter); and (D) supply to each other copies of all correspondence, filings or written communications (and memoranda setting forth the substance thereof) and a summary of the material contents of any oral communications to or from such Party or its Affiliates and any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and relating to the HSR Act, except to the extent prohibited by applicable laws or the instructions of such Governmental Authority.

(iii) Buyer shall not “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act and refile it unless Seller has consented in writing in advance to such withdrawal and refiling, and Buyer shall not extend any waiting period under the HSR Act except with the prior written consent of Seller.

(iv) Each Party shall use commercially reasonable efforts to avoid or eliminate any impediment under the HSR Act with respect to the transactions contemplated by this Agreement; provided, however, that nothing contained in this Agreement, including this Section 6.03, shall be construed so as to require: (A) any Party or any of its Affiliates to commence any litigation against any Governmental Authority in order to facilitate the consummation of the transactions contemplated by this Agreement; (B) any of the Seller Parties and their respective Affiliates to proffer to, or agree to, hold separate or divest any of its assets or agree to limit its future activities, method or place of doing business, other than the Company’s assets, future activities or method or place of doing business (provided, further, that nothing contained in this

Agreement shall be construed to require the Seller Parties or the Company to proffer to, or agree to, hold separate or divest any of the Company’s assets or agree to limit the Company’s future activities, method or place of doing business unless the effectiveness of such action is conditioned upon the Closing); or (C) Buyer or any of its Affiliates to proffer to, or agree to, hold separate or divest any of its assets or agree to limit its future activities, method or place of doing business, other than the Company’s assets, future activities or method or place of doing business (provided, further, that (x) nothing contained in this Agreement shall be construed to require Buyer to proffer to, or agree to, hold separate or divest any of the Company’s assets or agree to limit the Company’s future activities, method or place of doing business if such action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, business operations or results of operations of the Company and (y) Buyer shall not take or agree to take any such action with respect to the Company’s assets, future activities or method or place of doing business unless it is conditioned upon the Closing).

(c) From the date of this Agreement until the Closing, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating thereto, or the consummation of such acquisition, merger or consolidation, could reasonably be expected to: (A) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws; or (B) delay, prohibit, prevent or restrict the Closing.

Section 6.04 AH-Locus Transfer; BPSA Amendment; Further Assurances.

(a) From the date hereof until the Closing, the Seller Parties and the Company shall use their reasonable best efforts to provide such notices and take such other actions as may be reasonably necessary or advisable in connection with the transfer of the AH Shares and the Locus Shares to Holding Sub, including any such actions as may be required pursuant to the AH Stockholder Agreements and Locus Stockholder Agreements, respectively. Subject to Section 2.03(c), as of the Closing, Holding Sub shall have title to the AH Shares and Locus Shares.

(b) Prior to the Closing, QGH shall use its reasonable best efforts to deliver the consents of Locus and the holders of a majority of the issued and outstanding equity interests in Locus with respect to the Transaction, including Holding Sub being an investor in Locus entitled to rights under the Locus Stockholder Agreements upon the Closing, in form and substance reasonably acceptable to Buyer. For the avoidance of doubt, subject to QGH’s compliance with the immediately preceding sentence and assuming that the Locus Shares are transferred indirectly at the Closing in accordance with Section 6.12, in no event shall a failure to deliver such consents at the Closing constitute a breach of this Agreement or a failure to satisfy any condition to the consummation of the Transaction subject to the terms and conditions of this Agreement.

(c) The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required or appropriate to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, including the Transaction.

Section 6.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the directors and officers (to the extent such officers are not employees of the Company) of the Company, and QGH shall deliver to Buyer written resignations, effective as of the Closing Date, of the directors of Holding Sub, in each case as requested by Buyer at least five (5) Business Days prior to the Closing.

Section 6.06 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate and be of no further force and effect. Notwithstanding the termination of the Confidentiality Agreement at the Closing, (a) Buyer shall, and shall use its reasonable best efforts to cause its Affiliates and their respective Representatives to, keep confidential any information concerning the Seller Parties and (b) the Seller Parties shall, and shall use their reasonable best efforts to cause their Affiliates and their respective Representatives to, keep confidential any information concerning the Company or Holding Sub, in each case for a period of three (3) years following the Closing (and, in the case of information concerning the Seller Parties, only to the extent furnished in connection with the transactions contemplated by this Agreement), except to the extent that such information (i) is generally available to and known by the public through no violation by the applicable Party of this Section 6.06; (ii) is lawfully acquired by the applicable Party, any of its Affiliates or its or their respective Representatives from and after the Closing from sources which are not known, after reasonable inquiry, by the applicable Party to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation; or (iii) is independently developed by the applicable Party, any of its Affiliates or its or their respective Representatives without relying upon, referencing or otherwise using such information (including any copies of Records). If a Party, any of its Affiliates or any of its or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law or the rules of any national stock exchange, such Party shall promptly notify the other Party or Parties, as applicable, in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that the other Party or Parties, as applicable, may, at its or their sole expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, except as contemplated by Section 6.02 .

Section 6.07 RWI Policy. Buyer shall cause the RWI Policy to provide that the insurer has no subrogation rights against Seller (except for Fraud), and Buyer will not amend the subrogation provisions benefitting Seller contained in the RWI Policy in any manner adverse to Seller. Buyer shall not amend any provisions of the RWI Policy relating to the costs and expenses of the RWI Policy or the scope and limitations on coverage in respect of the Seller Fundamental Representations or Tax Representations, in each case in any manner adverse to Seller, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed with respect to any such amendments relating to the costs and expenses of the RWI Policy). The Company (prior to the Closing), and the Seller Parties shall reasonably assist and cooperate with Buyer and its Affiliates and Representatives in connection with obtaining and maintaining the RWI Policy.

Section 6.08 Public Announcements. The initial press release regarding the transactions contemplated hereby shall be a joint press release, and thereafter Seller and Buyer each shall consult with each other and provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Authority with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange; provided, however, that the Party proposing to make any such disclosure required by applicable Law or national securities exchange requirements shall consult in good faith with the other Party before making such disclosure. Neither the Seller Parties, the Company or Holding Sub, on the one hand, nor Buyer, on the other hand, shall make any disclosure to third parties regarding the terms of this Agreement or the transactions contemplated hereby without the prior written consent of Seller or Buyer, as applicable, provided that the foregoing shall not prohibit presentations to investors of any Party (or any Affiliate of such Party) so long as such investor is subject to standard confidentiality agreements that provide for the confidential treatment of such information. Notwithstanding anything herein the contrary, prior to the Closing, Buyer may not make communications to employees of the Company without the prior written consent of Seller.

Section 6.09 Section 280G. Prior to the Closing Date, the Seller Parties shall use commercially reasonable efforts to cause the Company to obtain written waivers of any “parachute payment” (within the meaning of Section 280G of the Code) from each person who has or reasonably may have a right to any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (such payments and benefits, the “Waived Benefit”) as a result of the transactions contemplated hereby so that all remaining payment or benefit applicable to such person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved in a manner that complies with Section 280G(b)(5)(B) of the Code, with each such waiver identifying the specific Waived Benefit and providing that if such shareholder approval is not obtained, such payments shall not be made and such person shall have no right or entitlement with respect thereto. As soon as practicable thereafter but in any event prior to the Closing Date, the Seller Parties shall cause the Company to solicit the approval of the appropriate shareholders in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “parachute payments”. The determination of which payments may be deemed to constitute parachute payments, form of waiver, 280G calculations, solicitation of approval, and disclosure materials, as required by Section 280G of the Code, shall be provided to Buyer for Buyer’s advance review not later than ten (10) Business Days prior to the Closing Date. The Company shall consider in good faith any such Buyer comments.

Section 6.10 D&O Insurance.

(a) Following the Closing, Buyer shall cause the Company to indemnify and hold harmless and reimburse, to the fullest extent permitted under applicable Law, each current and former director and officer of the Company (acting in their respective capacities as such) (the “Indemnitees”) against any Covered Losses actually incurred in connection with any actual or alleged Action related to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including in connection with (i) the transactions contemplated by the Transaction Documents and (ii) actions to enforce this Section 6.10 or any other indemnification or advancement right of any Indemnitee, and Buyer shall also advance Covered Losses as incurred to the fullest extent permitted under applicable Law and the Company’s organizational documents in effect as of the Closing Date; provided, that any Person to whom Covered Losses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification hereunder.

(b) Any Indemnitee wishing to claim indemnification under Section 6.10(a), upon learning of any such Action for which indemnification under this Section 6.10 may be available, shall promptly notify Buyer thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee, except to the extent such failure actually prejudices the indemnifying party. In the event of any such Action (whether arising before or after the Closing), (i) the Company shall have the right to assume the defense thereof, except that if the Company elects not to assume such defense or the legal counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Buyer or the Company and the Indemnitees, the Indemnitees may retain legal counsel satisfactory to them, and Buyer shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnitees promptly as statements therefor are received; provided, however, that Buyer and the Company shall be obligated pursuant to this Section 6.10(b) to pay for only one legal counsel for all Indemnitees in any jurisdiction unless the use of one legal counsel for such Indemnitees would present such advisor with a conflict of interest; provided, further that the smallest number of legal counsel necessary to avoid conflicts of interest shall be used, (ii) the Indemnitees shall cooperate in the defense of any such matter if the Company elects not to assume such defense; (iii) if the Company elects not to assume such defense, the Company shall not be liable for any settlement effected without its prior written consent, and, if the Company elects to assume such defense, the Indemnitees shall not be liable for any settlement effected without their prior written consent; (iv) the Company shall not have any obligation hereunder to any Indemnitee if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Actions shall continue until final disposition of all such Actions. If indemnity is not available with respect to any Indemnitee pursuant to this Section 6.10, then the Company and the Indemnitee shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) Prior to the Closing Date, the Company shall and, if the Company is unable to, Buyer shall cause the Company as of the Closing Date to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case with a claims reporting or discovery period of at least six (6) years from and after the Closing Date from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Closing Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the transactions contemplated by the Transaction Documents). If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, the Company shall, and Buyer shall cause the Company to, continue to maintain in effect for a period of at least six (6) years from and after the Closing the D&O Insurance in place as of the Closing Date with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Closing Date, or the Company shall, and Buyer shall cause the Company to purchase comparable D&O Insurance for such six (6) year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the Closing Date; provided, that in no event shall the aggregate cost of the D&O Insurance exceed during the six (6) years from and after the Closing 300% of the current aggregate annual premium paid by the Company for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) During the six (6) year period from and after the Closing, all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnitee as provided in the Organizational Documents of the Company or any indemnification agreement between such Indemnitee and the Company as in effect on the Closing Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee without the prior written consent of such Indemnitee.

(e) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each case to the extent the obligations set forth in this Section 6.10 are not otherwise transferred and assumed by such successors and assigns by operation of Law or otherwise, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.10.

(f) The provisions of this Section 6.10 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Indemnitee, who is an intended third-party beneficiary of this Section 6.10,

(g) The rights of the Indemnitees under this Section 6.10 shall be in addition to any rights such Indemnitees may have under the Organizational Documents of the Company, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company for any of its directors or officers (it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution of any such claims under such policies).

Section 6.11 Employee Matters.

(a) Buyer agrees that the employees of the Company at the Closing who continue to remain employed with the Company following the Closing (the “Continuing Employees”) shall, during the period commencing at the Closing and ending on December 31, 2022, be provided with (1) base salary or base wage that is no less than the base salary or base wage provided by the Company to each such Continuing Employee immediately prior to the Closing, (2) pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company to such Continuing Employees immediately prior to the Closing and (3) severance benefits that are no less favorable than the severance benefits provided by Buyer to similarly situated employees of Buyer.

(b) Buyer shall (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees or their eligible dependents, (2) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (3) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer benefit plan, as if such service had been performed with Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Benefit Plan, (2) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Benefit Plan in accordance with their terms, (3) prevent Buyer or any of its Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer or any of its Affiliates or under any benefit plan which Buyer or any of its Affiliates may maintain.

Section 6.12 Participation Interest. The Parties agree to cooperate in good faith to amend and restate the organizational documents of Holding Sub in connection with the Closing, and to cause the capital structure of Holding Sub from and after the Closing, to reflect (a) the issuance of equity interests in Holding Sub to Buyer (the “Buyer Holding Sub Interests”) and (b) the retention of Holding Sub Interests by QGH reflecting a twenty-five percent (25%) interest of QGH in (i) Returns in excess of $25 million with respect to the AH Shares and AH Warrants, taken as a whole, and (ii) Returns in excess of $25 million with respect to the Locus Shares, in each case in accordance with the key terms and provisions of such amended and restated organizational documents of Holding Sub as set forth on Exhibit E.

Section 6.13 PPP Loan and Hazelwood Loan.

(a) The Seller Parties shall use their reasonable best efforts to obtain forgiveness of the PPP Loan, or to otherwise obtain the PPP Lender Consent as promptly as practicable prior to the Closing Date. The Seller Parties shall use their reasonable best efforts to obtain the Hazelwood Loan Consent as promptly as practicable prior to the Closing Date (but shall not pay any amounts therefor without the consent of Parent).

(b) To the extent the PPP Loan or any portion thereof remains outstanding on the Closing Date:

(i) if the PPP Lender Consent has not been obtained on or prior to the Closing Date, then the Seller Parties and the Company shall use (A) reasonable best efforts to deliver all notices and take other actions required to repay in full all obligations in respect of the Indebtedness under the PPP Loan (which shall include the outstanding principal amount of, and any accrued and unpaid interest on, and other payment obligations of the Company in respect of such Indebtedness (including any prepayment premiums, breakage costs, fees and expenses (including reasonable and documented attorneys’ fees and disbursements) that become due and payable as a result of prepayment on such date or the consummation of the transactions contemplated hereby) on the Closing Date pursuant to Section 2.03(a) and (B) no later than one (1) Business Day prior to the Closing Date, use commercially reasonable efforts to furnish to Buyer written evidence from the PPP Loan Lender indicating the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and other outstanding and unpaid obligations relating to such Indebtedness as of the Closing Date; or

(ii) if the PPP Lender Consent has been obtained on or prior to the Closing Date, then on the Closing Date the Buyer shall deposit into an escrow account with the PPP Loan Lender (the “PPP Loan Escrow Account”), which account shall be established by the Company pursuant to an escrow agreement (the “PPP Loan Escrow Agreement”) acceptable to the Seller Parties, Buyer and the PPP Loan Lender, an aggregate amount in cash equal to the PPP Loan Amount (the “PPP Loan Escrow Funding”), which PPP Loan Escrow Agreement shall provide that (I) to the extent that the forgiveness process is completed (including any appeals of the Small Business Administration’s decision) and an amount of the PPP Loan is forgiven (the “Forgiven Amount”), in each case, following the Closing Date and on or prior to the one (1) year anniversary of the Closing Date (the “Forgiveness Deadline Date”) the Forgiven Amount (less the amount of any interest paid on the PPP Loan following the Closing, any lender fees and any other amounts deducted by the PPP Loan Lender in accordance with the escrow agreement or upon the written instructions of Buyer from the PPP Loan Escrow Account), shall be promptly paid to Seller in accordance with Section 6.13(c) below, and (II) if the forgiveness process is so completed (including any appeals of the Small Business Administration’s decision) and a portion of the PPP Loan is not forgiven, or if the forgiveness process is not so completed, in each case, following the Closing Date and on or prior to the Forgiveness Deadline Date, then the amounts held in the PPP Loan Escrow Account shall be promptly applied, on the earlier of such completion and the Forgiveness Deadline Date (subject to any required notice to be provided to the PPP Loan Lender pursuant to the terms of the PPP Loan), to repay in full all of the Company’s obligations to the PPP Loan Lender in respect of the portion of the PPP Loan not so forgiven, and any remaining amounts in the PPP Loan Escrow Account shall be promptly paid to Seller in accordance with Section 6.13(c) below.

(c) To the extent that the forgiveness process is completed (including any appeals of the Small Business Administration’s decision) and an amount of the PPP Loan is forgiven following the Closing, Buyer shall, by the date that is five (5) Business Days following its receipt of written notice from the PPP Loan Lender of such forgiveness, provide notice of the same to Seller. The PPP Loan Escrow Agreement shall provide that promptly thereafter, the Forgiven Amount (less the amount of any interest paid on the PPP Loan following the Closing, any lender fees and any other amounts deducted by the PPP Loan Lender in accordance with the PPP Loan Escrow Agreement or upon the written instructions of Buyer from the PPP Loan Escrow Account) shall be released to Seller.

(d) If the Hazelwood Loan Consent has not been received at least two (2) Business Days prior to the Closing Date, the Seller Parties and the Company shall (A) use reasonable best efforts to deliver all notices and take other actions required to repay in full all of the obligations under the Hazelwood Loan and (B) use commercially reasonable efforts to deliver to Buyer, no later than one (1) Business Day prior to the Closing Date, a payoff letter (or other written evidence from City (as defined in the Hazelwood Loan) reasonably satisfactory to Buyer) indicating the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to the Hazelwood Loan on the Closing Date.

Section 6.14 Termination of Affiliate Agreements. Except for (a) Contracts or arrangements which relate solely to a Person’s employment or service as a director or officer of the Company that have been made available to Buyer, (b) Contracts listed on Section 6.14 of the Seller Disclosure Schedules or (c) this Agreement and the other Transaction Documents, the Seller Parties, the Company and Holding Sub shall, at or prior to the Closing, terminate all Affiliate Agreements without any liability to or obligation on the part of Buyer, the Company, Holding Sub or their respective Affiliates.

Section 6.15 Acquisition Proposals. Each of the Seller Parties, the Company and Holding Sub agrees that it will not, and each such Party will cause its Affiliates not to and will each use its respective reasonable best efforts to cause its and their Representatives not to (a) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (b) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal. Each of the Seller Parties, the Company and Holding Sub agrees that it will, and each such Party will cause its Affiliates and will use its respective reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the execution of this Agreement with any Person other than Buyer with respect to any Acquisition Proposal. Each of the Seller Parties, the Company and Holding Sub will promptly (and in any event within seventy-two (72) hours) notify Buyer following receipt by any Seller Party, the Company or any of their respective

Affiliates or Representatives of any Acquisition Proposal or any request for nonpublic information relating to the Company by any Person that informs it or any of its Affiliates or Representatives that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with it or any of its Affiliates or Representatives relating to a possible Acquisition Proposal. Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence). As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of the Company or 10% or more of any class of equity or voting securities of the Company or (ii) a merger, consolidation, share exchange or other business combination involving the Company.

ARTICLE VII

TAX MATTERS

Section 7.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) with respect to the QL Shares or the Buyer Holding Sub Interests incurred in connection with this Agreement and the other Transaction Documents shall be borne fifty percent (50%) by Seller or QGH, respectively, and Buyer, and paid when due by the Party to whom such Taxes and fees are assessed. The Parties shall cooperate with each other to timely file any Tax Return or other document with respect to such Taxes or fees.

(b) Seller shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all Tax Returns of the Company, if any, for all taxable periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices. Seller shall deliver, or cause to be delivered, any such Tax Return to Buyer for Buyer’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date for filing such Tax Return, and the Sellers shall not file, or cause to be filed, any such Tax Return without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Buyer shall deliver, or cause to be delivered, any such Tax Return to Seller for Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date for filing such Tax Return, and Buyer shall not file, or cause to be filed, any such Tax Return without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer will not, and will not permit the Company to, waive any carryback of any net operating loss, capital loss or credit on any Tax Return for a Pre-Closing Tax Period. With respect to the preparation of Tax Returns, Buyer and Seller agree to request a refund, or cause the Company to request a refund, (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period.

(c) Seller will be entitled to any Tax refunds that are received by Buyer, the Company or any of their respective Subsidiaries or Affiliates, and any amounts credited against Tax in lieu of such refunds to which Buyer, the Company, or any of their respective Subsidiaries or Affiliates become entitled in any Post-Closing Tax Period, that relate to Taxes of the Company attributable to any Pre-Closing Tax Period. Buyer will pay over to Seller any such refund or the amount of any such credit within five (5) Business Days after actual receipt of such refund or the utilization of such credit against Taxes to reduce a Tax liability. Buyer will use commercially reasonable efforts to cause the Company to request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods.

(d) Except as provided in this Article VII, Buyer will not cause or permit the Company to (i) file or amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period, (ii) make or change any election for, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) voluntarily approach any Tax authority with respect solely to any Pre-Closing Tax Period or Taxes attributable solely to a Pre-Closing Tax Period or (iv) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period, in each case, the direct result of which would be to increase the Tax liability borne by Seller according to this Agreement.

Section 7.02 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns of the Company, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns of the Company, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Section 7.03 Tax Contests. Following the Closing, Buyer shall have the right to control, contest, resolve and defend against any claim made by any taxing authority and any audit examination or other proceeding relating to Taxes of the Company (a “Tax Contest”); provided, however, that if any such Tax Contest could reasonably be expected to result in an indemnity payment by the Seller, Buyer shall promptly and in any event no more than five (5) days following Buyer’s receipt of notice of such Tax Contest, give written notice to the Seller of such Tax Contest and Seller shall have the right to control, contest, resolve and defend against any such Tax Contest to the extent relevant to a potential indemnity payment by the Seller. For the avoidance of doubt, to the extent there is a conflict between this Section 7.04 and Section 10.05 [Claim Procedures], this Section 7.04 shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each Party to effect the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Any waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated or enforced any Governmental Order or Law (whether temporary, preliminary or permanent) that has the effect of making the Transaction illegal or otherwise restrains or prohibits consummation of the Transaction.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the Seller Fundamental Representations, the representations and warranties of the Seller Parties contained in this Agreement shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect” contained therein) as of the date hereof and as of the Closing Date as though made as of such date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date).

(b) The Seller Parties, the Company and Holding Sub shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by each Seller Party, the Company or Holding Sub under this Agreement on or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of the Seller Parties, that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

(e) Each of the Continuing Service Providers set forth on Schedule A hereto shall have executed and delivered a Continuing Service Provider Agreement, which shall be in full force and effect as of the Closing Date, except in the event of such Continuing Service Provider’s death or permanent disability.

Section 8.03 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties set forth in Section 5.01 [Organization and Authority of Buyer], the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifiers contained therein) as of the date hereof and as of the Closing Date as though made as of such date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, prohibit or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement. The representations and warranties set forth in Section 5.01 [Organization and Authority of Buyer] shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as though made as of such date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date).

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c) The Seller Parties shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Section 8.04 Frustration of Closing Conditions. Neither Buyer nor the Seller Parties may rely on the failure of any condition set forth in Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was due to the failure of such Party (or, in the case of the Seller Parties, Seller, QGH or the Company) to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred (A) on or prior to 5:00 p.m. New York time on January 31, 2022 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to occur on or prior to the End Date; provided, further that if the Closing shall not have occurred on or prior to 5:00 p.m. New York time on December 31, 2021 due solely to the failure of either of the conditions set forth in Section 8.03(a) or Section 8.03(b), then Seller shall be permitted to terminate the Agreement by giving written notice of such termination to Buyer at any time after such time, it being agreed that Seller shall not have the right to so terminate the Agreement pursuant to this proviso (other than as a result of any failure by Buyer to effect the Closing and pay the Purchase Price if the conditions set forth in Article VIII are otherwise satisfied or validly waived and Seller has confirmed it stands ready and willing to effect the Closing) unless Seller has first delivered to Buyer written notice of Seller’s intent to terminate the Agreement pursuant to this proviso, which notice (x) shall be delivered at least ten (10) Business Days prior to the date of termination and (y) shall describe the alleged breach in reasonable detail; or

(ii) (A) there shall be any Law or Governmental Order that is final and non-appealable and that has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party that has breached in any material respect its covenants, agreements or other obligations under this Agreement, including Section 6.03, in any manner that proximately contributed to such Law or Governmental Order coming into effect;

(c) by Seller, by giving written notice of such termination to Buyer, if Buyer shall have breached or failed to perform in any material respect any of its covenants, agreements or other obligations contained in this Agreement, or any of its representations and warranties shall have become untrue, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Seller to Buyer and (B) the End Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Seller is then in material breach of any of its representations, warranties, covenants, agreements or other obligations or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02;

(d) by Buyer, by giving written notice of such termination to Seller, if the Company or any of the Seller Parties shall have breached or failed to perform in any material respect any of its covenants, agreements or other obligations contained in this Agreement, or any of its representations and warranties shall have become untrue, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02, respectively and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by Buyer to Seller and (B) the End Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Buyer is then in material breach of any of its representations, warranties, covenants, agreements or obligations or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03; or

(e) by Buyer, if an AH-Locus MAE shall have occurred with respect to both the AH Shares and the Locus Shares, by giving written notice of such termination within ten (10) Business Days of the later to occur of Buyer’s actual knowledge of the AH-Locus MAE with respect to the AH Shares and Buyer’s actual knowledge of the AH-Locus MAE with respect to the Locus Shares (the “Termination Notice Period”); provided, that the AH-Locus MAE with respect to either or both of the AH Shares and the Locus Shares is not curable, or if curable, is not cured within the earlier of (A) thirty (30) days after such written notice is given by Buyer to Seller and (B) the End Date; and provided, further that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Buyer is then in material breach of any of its representations, warranties, covenants, obligations or other agreements hereunder. For the avoidance of doubt, Buyer shall not have the right to terminate the Agreement pursuant to this Section 9.01(e) (i) in the event of an AH-Locus MAE solely with respect to the AH Shares or solely with respect to the Locus Shares or (ii) following the applicable Termination Notice Period.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this Article IX and Section 6.06 and Article XI hereof; and

(b) that nothing herein shall relieve any Party from liability for Fraud or any willful and material breach of any provision hereof.

ARTICLE X

INDEMNIFICATION

Section 10.01 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or document delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement shall terminate as of the Closing; provided, however, that the Seller Fundamental Representations shall survive until the date of expiration of the applicable statute of limitations and the representations and warranties contained in Section 3.19 [Taxes] (the “Tax Representations”) shall survive until the date that is sixty (60) days after the date of expiration of the applicable statute of limitations. The covenants, agreements and other obligations contained in this Agreement that are to be performed or fulfilled at or prior to the Closing shall survive until the date that is one (1) year following the Closing Date, and the covenants, agreements and other obligations contained in this Agreement to be performed after the Closing shall survive the Closing until performed in accordance with their respective terms (including the covenants set forth in Section 6.12, which, for the avoidance of doubt, shall survive in perpetuity). No Party hereto shall have any liability to any Person with respect to any representations, warranties or covenants set forth in this Agreement following the applicable survival date specified this Section 10.01; provided, however that if prior to the close of business on the applicable survival date, an Indemnifying Party has been notified of a claim for indemnity hereunder (or a claim has been made under the

RWI Policy that may be indemnifiable hereunder) and such claim has not been finally resolved on or prior to the close of business on the applicable survival date, such claim will continue to survive and will remain a basis for indemnity hereunder, and for the Indemnified Party to receive recovery with respect to any Covered Losses with respect thereto until such claim is finally resolved in accordance with the terms hereof.

Section 10.02 RWI Policy. Following the Closing, Buyer’s right to assert claims under the RWI Policy shall be the Buyer Indemnified Parties’ sole and exclusive remedy for any Covered Losses arising from any breach or inaccuracy of the representations and warranties contained in Article III or Article IV of this Agreement (other than the Seller Fundamental Representations and the Tax Representations), and no Seller Party shall have any liability therefor; provided, however, that nothing set forth in this Article X shall preclude or limit Buyer’s or its Affiliates’ ability to file claims under the RWI Policy; and provided, further that the Buyer Indemnified Parties shall be entitled to recover directly from Seller those Covered Losses arising out of any breach or inaccuracy of the Seller Fundamental Representations or the Tax Representations, in each case to the extent such Covered Losses are in excess of, or otherwise excluded from, the coverage provided under the RWI Policy. Buyer acknowledges and agrees that the Buyer Indemnified Parties shall be responsible for all retention amounts under the RWI Policy. Subject to any retention amount thereunder, and the other terms and conditions thereunder, the Buyer Indemnified Party shall use reasonable best efforts to seek to obtain payment under the RWI Policy with respect to any breach or inaccuracy of the Fundamental Representations and the Tax Representations, and the RWI Policy shall be Buyer’s first source of payment for any Covered Losses covered by the RWI Policy (such that, while a claim may be made (and pursued) concurrently against both the RWI Policy and the Indemnifying Parties hereunder, an Indemnifying Party will not be obligated to make payment to the Buyer Indemnified Parties with respect to a Covered Loss that is payable under the RWI Policy until the insurers under the RWI Policy have notified Buyer in writing that they will not pay such Covered Loss, whether in whole or in part, to the Buyer Indemnified Parties, whether pursuant to the terms of such policy or for any other reason). Notwithstanding the foregoing and for the avoidance of doubt, any Covered Losses with respect to the Seller Fundamental Representations or the Tax Representations not paid to Buyer under the RWI Policy, whether due to a Covered Loss being excluded from such policy or in excess of the coverage thereunder, shall not be subject to the limitation contained in this Section 10.02 and shall be fully recoverable by the Buyer Indemnified Parties pursuant to, and subject to the terms of, Section 10.03.

Section 10.03 Indemnification by the Seller Parties. Following the Closing, Buyer and its Affiliates and their respective directors, officers, Representatives, successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”) shall be entitled to be indemnified, defended, held harmless and reimbursed (and the Seller Parties shall indemnify, defend, hold harmless and reimburse the Buyer Indemnified Parties), for, from and against all Covered Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party in connection with or arising out of:

(a) subject to Section 10.02, any breach or inaccuracy of the Seller Fundamental Representations or the Tax Representations;

(b) any failure by a Seller Party or, prior to the Closing, the Company to perform or comply with any of its covenants, agreements or other obligations in this Agreement;

(c) Excluded Taxes; and

(d) any obligation of Seller with respect to the profits interests in Seller held by Bruce Welty, Kate Terry and Brian Lemerise.

provided, that the Buyer Indemnified Parties shall not be entitled to recover any such Covered Losses pursuant to the foregoing clause (a), which Covered Losses arise out of the breach or inaccuracy of any Tax Representations to the extent the amount of such Losses exceeds $15,000,000 in the aggregate (after giving effect to, and net of, any actual recovery under the RWI Policy); and provided, further, that the Seller Parties shall not be required to indemnify, defend, hold harmless or reimburse the Buyer Indemnified Parties from any Taxes (1) arising in or attributable to a Post-Closing Tax Period, (2) that were taken into account in the Purchase Price or (3) that are attributable to or result from any action of the Buyer or its Affiliates (other than the filing of any Tax Return or the resolution of any Tax Contest, in each case, with respect to a Post-Closing Tax Period).

Section 10.04 Indemnification by Buyer. Following the Closing, the Seller Parties and their respective Affiliates, directors, officers, Representatives, successors and permitted assigns, in their capacities as such (collectively, the “Seller Indemnified Parties”, and together with the Buyer Indemnified Parties, the “Indemnified Parties”) shall be entitled to be indemnified, defended, held harmless and reimbursed (and Buyer shall indemnify, defend, hold harmless and reimburse the Seller Indemnified Parties), for, from and against all Covered Losses imposed on, incurred or suffered by or asserted against any Seller Indemnified Party in connection with or arising out of any failure by Buyer and, following the Closing, the Company to perform or comply with its covenants, agreements or other obligations in this Agreement.

Section 10.05 Claim Procedures. Subject to Section 7.03 [Tax Contests], the following provisions shall apply to any claim by any Person having the right to be indemnified pursuant to this Agreement:

(a) In order for a Buyer Indemnified Party or a Seller Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid indemnification claim under this Agreement, the Indemnified Party must (promptly following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) giving rise to the right to indemnification under this Agreement which the Indemnified Party alleges to have occurred, the estimated amount of Covered Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto, in each case to the extent available to the Indemnified Party (a “Claim Notice”); provided, that the failure to timely give such Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such Indemnified Party’s failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such claim. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim (as defined below) to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party promptly following the Indemnified Party’s receipt of the Third Party Claim; provided that the failure to promptly provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defense or resolution of the Third Party Claim.

(ii) During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party, (ii) the Third Party Claim arises in connection with any criminal matter, (iii) the monetary damages sought in connection with such Third Party Claim are reasonably likely to be materially adverse to the Indemnified Party if required to be paid or (iv) there is a reasonable probability that the Third Party Claim may materially adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages, in each of which cases, the Indemnified Party may elect to assume the defense of such Third Party Claim and be entitled to settle or compromise such Third Party Claim with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned) (with the reasonable expenses and any settled or compromise amounts constituting Losses hereunder) and the Indemnifying Party will have the right to participate in the defense of such Third Party Claim at its sole cost and expense, but the Indemnified Party will control the investigation and defense thereof.

A.

In the event that the Indemnifying Party is entitled to and duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose. The Indemnified Party shall participate in any such defense at its expense unless: (x) in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (y) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (z) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of this Section 10.05(b)(ii)A); provided that, under clauses (x), (y) and (z), the reasonable fees and out-of-pocket costs and expenses of one external law firm (in addition to, but only to the extent necessary, one local counsel) to the Indemnified Party shall be paid by the Indemnifying Party. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that shall not be promptly paid or reimbursed by the Indemnifying Party, (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

B.

If the Indemnifying Party (i) is not entitled to or does not duly and timely make such election or (ii) after timely making such election, fails to take reasonable steps to defend diligently the Third Party Claim after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated (subject to Section 10.06(c) [Minimizing and Mitigating Losses]) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 10.05(b)(ii)A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election. Notwithstanding anything to the contrary set forth in the foregoing sentence, the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent (which shall not be unreasonably conditioned, withheld or delayed).

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(c) Notwithstanding anything to the contrary in this Agreement, Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any proceeding with respect to any Tax Return of (i) Seller or any of its Affiliates (other than the Company and Holding Sub) or (ii) any Tax Return of any affiliated, consolidated, combined, unitary or similar group or affiliation that includes Seller or any of its Affiliates.

Section 10.06 Losses and Recoveries.

(a) Consequential or Special Damages. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed in respect of, and Covered Losses shall not include, any consequential, indirect, speculative or incidental damages, punitive or special damages, opportunity cost or lost prospective economic advantage or other similar damages (including damages calculated on “multiple of profits” or “multiple of cash flow” or similar valuation methodologies), except (i) any consequential or incidental damages to the extent a reasonably foreseeable consequence of breach of the applicable covenant or agreement or the matter giving rise to a claim for indemnification hereunder or (ii) to the extent awarded against an Indemnified Party in connection with a third-party claim.

(b) Insurance and Tax Benefits. In calculating the amount of any Covered Loss, there shall be deducted (i) the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy, the RWI Policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (in each case, calculated net of expenses incurred in procuring such payment and any retroactive premium adjustments or chargebacks), in each case relating to the matters described in the Claim Notice and (ii) any Tax benefits actually received in cash or a reduction in Taxes otherwise payable, in each case prior to or within two years of the year in which the indemnification claim is made. The Indemnified Party shall use commercially reasonable to seek to recover any such insurance.

(c) Minimizing and Mitigating Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Covered Loss; provided that, for the avoidance of doubt, the foregoing shall not require any Indemnified Party to use efforts greater than those required under common law of Delaware.

(d) Breach of Representations and Warranties. Notwithstanding any provision of this Agreement to the contrary, for purposes of determining any breach or inaccuracy of any Seller Fundamental Representations or Tax Representations and the amount of any Covered Losses resulting therefrom, any qualifications relating to materiality contained or incorporated, directly or indirectly, in any such representation or warranty shall be disregarded and have no effect (as if such standard or qualification were deleted from such representation or warranty).

Section 10.07 Payments. The Indemnifying Party shall pay to the Indemnified Party the amount of any Covered Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the indemnification claims set forth in the related Claim Notice. For purposes of this Article X, “Final Determination” means an occurrence where (a) the Indemnified Party and the Indemnifying Party have reached an agreement in writing with respect to the relevant claims, (b) a court of competent jurisdiction shall have entered a final and non-appealable Governmental Order with respect to the relevant claims or (c) an arbitration or like panel shall have rendered a final and non-appealable determination with respect to the relevant claims. Any payments made pursuant to this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 10.08 Exclusive Remedies. Following the Closing, neither Buyer nor any Seller Party shall assert against the other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement or the transactions contemplated hereby, other than (a) claims pursuant to this Article X and the RWI Policy, (b) claims of Fraud or (c) claims pursuant to Section 11.11. Following the Closing, the claims and remedies specified in clauses (a) through (c) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for all Covered Losses or other claims relating to or arising out of this Agreement or the transactions contemplated hereby, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). For the avoidance of doubt, nothing in this Article X shall limit any Person’s right to seek and obtain any equitable relief to which any party hereto shall be entitled to pursuant to Section 11.11 or to seek any remedy on account of Fraud by any Party hereto. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit the rights or obligations of the parties to the Transaction Documents pursuant thereto.

Section 10.09 No Rights Against Non-Parties. In addition to Section 10.08, this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or other Representative of another Party (each, a “Nonparty”), any cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the transactions contemplated hereby or thereby or any document delivered in connection herewith or therewith, in each case so long as no Nonparty shall have caused either of the Seller Parties to be liquidated or dissolved prior to the later to occur of the termination of the survival period of the Seller Fundamental Representations and Tax Representations (and the resolution of any pending claims by any Buyer Indemnified Party for indemnification relating thereto). Subject to the proviso in the immediately foregoing sentence, each Party hereby waives and discharges any such cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 10.09 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 10.09 and Section 6.04 [Further Assurances] in connection herewith.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein (including as set forth in Section 6.03(b)(i)), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Seller Parties or the Company:

Greenfield Partners, LLC

P.O. Box 311

Westport, CT 06881

Attention: Gene Gorab; Barry Marcus

E-mail: gorabg@greenfieldpartners.com;

marcusb@greenfieldpartners.com

and

Related Fund Management LLC

30 Hudson Yards, 83rd Floor

New York, NY 10001

Attention: Michael Winston

E-mail: mwinston@related.com

with a copy (which shall not constitute notice) to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Robert M. Schlein; Audra D. Cohen E-mail: schleinr@sullcrom.com; cohena@sullcrom.com

If to Buyer:	The Original Real Co. c/o American Eagle Outfitters, Inc. 77 Hot Metal Street Pittsburgh, PA 15203 Attention: Stacy B. Siegal E-mail: siegals@ae.com

with a copy (which shall not constitute notice) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: John L. Robinson E-mail: JLRobinson@wlrk.com

Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the words “ordinary course” or “ordinary course of business” are used in this Agreement they shall be deemed to be followed by the words “consistent with past practice”; (e) the word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; and (f) the phrase “made available,” when used with respect to any document, agreement or information provided by the Company or the Seller Parties shall mean that such document, agreement or information has been posted to the Data Room at least one (1) day prior to the date hereof and is fully available and visible in the Data Room to Buyer or its Representatives. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that Buyer may assign its obligations hereunder to one or more of its Affiliates which is a wholly owned subsidiary of Buyer Parent (so long as Buyer remains responsible for such assigned obligations and such assignment would not reasonably be expected to prevent or materially delay the Closing). Any purported assignment in violation of this Agreement shall be null and void.

Section 11.08 No Third-Party Beneficiaries. Except as provided in Section 6.10, Section 10.09 and Section 11.12, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10(c).

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement (including Buyer’s or the Seller Parties’ obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 11.12 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Buyer acknowledges that Sullivan & Cromwell LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Seller Parties, Holding Sub and the Company, and their respective officers, employees and directors (each such Person, other than Holding Sub and the Company, a “Designated Person”) in one or more matters relating to this Agreement (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including Holding Sub and the Company), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Designated Person(s) may be directly adverse to Buyer or any of its Affiliates (including Holding Sub and the Company), and even though Prior Company Counsel may (A) have represented Holding Sub or the Company in a matter substantially related to such dispute or (B) be currently representing Holding Sub or the Company. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of Holding Sub or the Company or Prior Company Counsel’s duty of confidentiality as to Holding Sub or the Company and whether or not such disclosure is made before or after the Closing.

(b) Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person, Holding Sub or the Company, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, Holding Sub, the Company and their respective Affiliates, it being the intention of the Parties hereto that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Seller Parties and shall not pass to or be claimed or used by Buyer, Holding Sub or the Company, except as provided in the last sentence of this Section 11.12(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, Holding Sub or the Company, on the one hand, and a third party other than a Designated Person, on the other hand, the Holding Sub or the Company (as applicable) shall (and shall cause its Affiliates to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller (on behalf of the Seller Parties), which consent shall not be unreasonably conditioned, withheld or delayed.

(c) Privileged Materials. The Seller Parties may maintain copies of all books and records and other documents of Holding Sub and the Company to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”).

(d) Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates, Holding Sub and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 11.12 shall be irrevocable, and no term of this Section 11.12 may be amended, waived or modified, without the prior written consent of Seller (on behalf of the Seller Parties) and Prior Company Counsel affected thereby.

Section 11.13 Disclosure Schedules. The Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on its face. Additionally, for each of the schedules, the mere inclusion of an item in such schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect that such item actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

Section 11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.15 Buyer Parent Guarantee. Buyer Parent hereby guarantees to the Seller Parties the full and timely performance of all of the obligations of Buyer under this Agreement, including the payment obligations of Buyer pursuant to Section 2.03(a) (collectively, the “Guaranteed Obligations”). This is a guarantee of performance, and not merely of collection, and Buyer Parent acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Buyer’s obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer Parent hereby waives, for the benefit of the Seller Parties, (a) any right to require the Seller Parties, as a condition of performance by Buyer Parent, to proceed in any Action against Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by any Law that limit the liability of or exonerate guarantors or sureties, other than defense of performance in full of the Guaranteed Obligations. Buyer Parent will reimburse the Seller Parties for all reasonable and documented out-of-pocket costs and expenses (including court and arbitration costs and reasonable attorneys’ fees) incurred by the Seller Parties in connection with the enforcement of their rights under this Section 11.15. If all or any part of any payment to or for the benefit of any Seller Party in respect of a Guaranteed Obligation is invalidated, declared to be fraudulent or preferential or set aside and, in each such case, required for any reason to be repaid or paid to a trustee, receiver or other third Person, the Guaranteed Obligations that otherwise would have been satisfied by that payment or partial payment will be revived and will continue in full force and effect as if that payment had not been made. Buyer Parent understands and acknowledges that the Seller Parties are relying on this guarantee and the representations and warranties set forth in the immediately following sentence in entering into this Agreement. Buyer Parent hereby represents and warrants that (i) it has full power and authority to execute and deliver this Agreement (solely for purposes of this Section 11.15), to carry out its obligations hereunder and make any payments required to be made hereby, (ii) the execution and delivery by Buyer Parent of this Agreement (solely for purposes of this Section 11.15), and the performance by Buyer Parent of its obligations hereunder, have been duly authorized by all requisite corporate or other organizational action on the part of Buyer Parent and (iii) this Agreement has been duly executed and delivered by Buyer Parent (solely for purposes of this Section 11.15), and constitutes a legal, valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms. The foregoing representations and warranties of Buyer Parent shall survive in perpetuity and shall not terminate.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARTIES:

QUIET HOLDINGS, LLC

By:	/s/ Barry P. Marcus

Name: Barry P. Marcus
Title: Senior Vice President

QUIET GLOBAL HOLDINGS, LLC

By:	/s/ Barry P. Marcus

Name: Barry P. Marcus
Title: Senior Vice President

COMPANY:

QUIET LOGISTICS, INC.

By:	/s/ Barry P. Marcus

Name: Barry P. Marcus
Title: Vice President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

THE ORIGINAL REAL CO.

By:	/s/ David Ovis

Name: David Ovis
Title: President

BUYER PARENT, solely for purposes of Section 11.15 hereof:

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Michael Rempell

Name: Michael Rempell
Title: Chief Operating Officer

[Signature Page to Stock Purchase Agreement]